UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM 11-K
(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2010
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Commission file number 000-12477
AMGEN RETIREMENT AND SAVINGS PLAN
(Full title of the plan)
AMGEN INC.
(Name of issuer of the securities held)

One Amgen Center Drive, Thousand Oaks, California	91320-1799 (Zip Code)
(Address of principal executive offices)

Amgen Retirement and Savings Plan
Audited Financial Statements
and Supplemental Schedules
Years Ended December 31, 2010 and 2009

Report of Independent Registered Public Accounting Firm
Amgen Inc., as Named Fiduciary, and the Plan Participants of the
Amgen Retirement and Savings Plan
We have audited the accompanying statements of net assets available for benefits of the Amgen Retirement and Savings Plan (the Plan) as of December 31, 2010 and 2009, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2010 and 2009, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.
Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets (held at end of year) and loans or fixed income obligations in default or classified as uncollectible as of December 31, 2010, and assets (acquired and disposed of within year) for the year then ended, are presented for purposes of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.
/s/ ERNST & YOUNG LLP
Los Angeles, California
June 23, 2011

Amgen Retirement and Savings Plan
Statements of Net Assets Available for Benefits

	December 31
	2010	2009
Assets
Investments at fair value	$2,467,408,893	$2,001,113,457
Notes receivable from participants	39,056,821	33,088,940
Other - principally due from broker	5,286,145	12,262,379

Total assets	2,511,751,859	2,046,464,776

Liabilities
Other – principally due to broker	4,339,311	26,623,328

Total liabilities	4,339,311	26,623,328

Net assets reflecting investments at fair value	2,507,412,548	2,019,841,448

Adjustment from fair value to contract value for interests in fully benefit-responsive investment contracts	(7,435,631)	(3,744,082)

Net assets available for benefits	$2,499,976,917	$2,016,097,366

See accompanying notes.

Amgen Retirement and Savings Plan
Statements of Changes in Net Assets Available for Benefits

	Year Ended December 31
	2010	2009
Additions to (deductions from) net assets:
Employer contributions	$149,724,435	$147,003,121
Participant contributions	128,595,814	126,536,394
Rollover contributions	7,411,490	7,437,455
Interest and dividend income	24,808,560	19,697,781
Net realized/unrealized gains	286,459,798	376,331,466
Interest income on notes receivable from participants	1,935,517	2,031,456
Benefits paid	(115,056,063)	(101,482,862)

Net increase	483,879,551	577,554,811

Net assets available for benefits at beginning of year	2,016,097,366	1,438,542,555

Net assets available for benefits at end of year	$2,499,976,917	$2,016,097,366

See accompanying notes.

Amgen Retirement and Savings Plan
Notes to Financial Statements
December 31, 2010
1. Description of the Plan
     The following description of the Amgen Retirement and Savings Plan (the Plan) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.
General
     The Plan was established effective April 1, 1985 and was most recently amended and restated effective January 1, 2010. The Plan is a defined contribution plan covering substantially all domestic employees of Amgen Inc. (the Company or Amgen) and participating subsidiaries. The Plan, as amended, is intended to qualify under sections 401(a) and 401(k) of the Internal Revenue Code of 1986 (the Code) (see Note 5, Income Tax Status) and section 407(d)(3)(A) of the Employee Retirement Income Security Act of 1974 (ERISA).
Contributions
     Subject to certain limitations (as defined in the Plan), participants may elect to contribute up to 30% of their eligible compensation in pre-tax contributions, Roth contributions (in accordance with the Code), after-tax contributions or a combination of these types of contributions. A participant’s combined pre-tax contributions and Roth contributions (exclusive of catch-up contributions discussed below) are subject to Internal Revenue Service (IRS) and Plan limits and could not exceed a maximum of $16,500 in 2010 and 2009. Participant after-tax contributions are subject to IRS and Plan limitations and could not exceed a maximum of $8,000 in 2010 and 2009. Unless an employee has voluntarily enrolled in the Plan or has declined to participate in the Plan within the first 30 days of employment, all newly eligible participants are automatically enrolled in the Plan and contributions equal to 5% of their eligible compensation are withheld and contributed to the Plan as pre-tax contributions; such contributions are automatically increased by 1% per year until their contributions reach 10% of their eligible compensation. Participants may elect to adjust, cease or resume their contributions at any time.
     Participants who are at least age 50 by the close of the Plan year may also elect to make certain additional contributions, referred to as catch-up contributions, that are subject to IRS and Plan limitations and could not exceed $5,500 in 2010 and 2009. Catch-up contributions may be made as pre-tax contributions, Roth contributions or a combination of these types of contributions. Participants may also contribute pre-tax, Roth and after-tax amounts representing certain

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)
1. Description of the Plan (continued)
distributions from defined benefit or other defined contribution plans qualified in the United States or certain individual retirement accounts (IRAs), referred to as rollover contributions (as defined in the Plan).
     Each pay period, the Company makes a non-elective contribution for all eligible participants, whether or not they have elected to make contributions to the Plan, equal to 5% of each participant’s eligible compensation (Core Contribution). In addition, the Company makes a contribution equal to amounts contributed by the participant as pre-tax contributions or Roth contributions, including such contributions designated as catch-up contributions up to 5% of eligible compensation (Matching Contribution).
     Also, the Company can, in its discretion, make a special non-elective contribution on behalf of a participant who is in his or her initial year of employment with the Company and who could not make the maximum participant contribution permitted under the Plan because in the same Plan year he or she previously made pre-tax salary deferrals under a prior unrelated employer’s qualified plan.
     Participants select the investments in which their contributions, including their Core Contributions and Matching Contributions (collectively, Company Contributions), are to be invested, electing among various alternatives, including Amgen Inc. common stock (Amgen stock). Participants may direct a maximum of 20% of contributions to be invested in Amgen stock. In addition, participants may transfer amounts among the investment options at any time, subject to certain limitations. Notwithstanding the foregoing, if 20% or more of the value of a participant’s Plan account is invested in Amgen stock, no transfers from other investment options can be made to invest in Amgen stock.
     The accounts of participants who had never made an investment election are allocated to investments under a qualified default investment alternative which is intended to be compliant with ERISA regulations. At any time participants may elect to alter the investments in their accounts made under a qualified default investment alternative.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)
1. Description of the Plan (continued)
Vesting
     Participants are immediately vested with respect to their contributions, Company Contributions, and earnings and losses (hereafter referred to as “earnings”) thereon.
Participant Accounts
     Each participant’s account is credited with the participant’s contributions and an allocation of (a) Company Contributions and (b) earnings. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.
Plan Investments
     Participants can invest in any of 14 different asset classes as well as Amgen stock or may actively manage their account under a self-directed brokerage arrangement in which a wider array of investment options are available. Each asset class has investments in one or more underlying investment vehicles, including mutual funds, collective trust funds and portfolios which are separately managed exclusively for the benefit of Plan participants and their beneficiaries (separately managed portfolios). The separately managed portfolios are primarily composed of investments in publicly traded common and preferred stocks of domestic and foreign entities, fixed income securities and collective trust funds.
Payments of Benefits
     Upon termination of employment, including termination due to disability (as defined in the Plan) or retirement, but excluding termination due to death, participants may elect to receive an amount equal to the value of their account balance in (a) a single payment in cash, (b) a single distribution in full shares of Amgen stock (with any fractional shares paid in cash), (c) a single distribution paid in a combination of cash and full shares of Amgen stock, (d) cash installments (as defined in the Plan), or (e) a rollover distribution to an eligible retirement plan (as defined in the Plan). If a participant dies before receiving the value of his or her account balance, the participant’s beneficiary may elect to receive the distribution of remaining funds from among the alternatives described above, subject to certain Plan limitations.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)
1. Description of the Plan (continued)
     Subsequent to termination of employment, participants may also elect to maintain their vested account balance in the Plan, provided that their account balance is greater than $1,000.
     Certain restrictions apply to withdrawals from the Plan while a participant continues to be employed by the Company.
Notes Receivable from Participants
     Subject to certain restrictions, a participant can have outstanding up to two loans at any one time from his or her Plan account up to a combined maximum amount (as defined in the Plan) equal to the lesser of (a) 50% of their account balance or (b) $50,000 less certain adjustments, as applicable (as defined in the Plan). A participant’s loan is secured by his or her Plan account balance. Loans made prior to July 1, 2003 bear interest at fixed rates based on the average borrowing rates of certain major banks. Loans made on or after July 1, 2003 bear interest at fixed rates based on the prime rate plus one percentage point as published in The Wall Street Journal determined as of the last day of the calendar quarter preceding origination or such other rate as may be required by law. Loans are generally payable in installments over periods ranging from one to five years, unless the loan is used to acquire a principal residence for which the term of the loan may be up to 20 years. Principal and interest payments are allocated to the participant’s account.
Plan Termination
     Although it has not expressed any intent to do so, the Company has the right under the Plan to terminate the Plan subject to the provisions of ERISA. Upon termination, participants would receive distributions of their account balances.
Trustee
     Effective, July 1, 2010, Bank of America, N.A. and Northern Trust Company, N.A. are the Plan’s co-trustees. Prior to July 1, 2010, Bank of America, N.A. was the trustee.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)
2. Summary of Significant Accounting Policies
Basis of Accounting
     The accompanying financial statements are prepared on the accrual basis of accounting.
Fair Value Measurement
     The investments of the Plan are reported at fair value. Fair value is generally defined as the price that would be received to sell an asset or paid to transfer a liability (the exit price) in an orderly transaction between market participants at the measurement date (see Note 3, Fair Value Measurements).
Investment Income and Losses
     Dividend income is recognized on the ex-dividend date and interest income is recorded on an accrual basis. Unrealized gains and losses on investments are measured by the change in the difference between the fair value and cost of the securities held at the beginning of the year (or date purchased if acquired during the Plan year) and the end of the year. Realized gains and losses from security transactions are recorded based on the weighted-average cost of securities sold.
Fully Benefit-Responsive Investment Contracts
     The Plan holds units of collective trust funds that have investments in fully benefit-responsive investment contracts. In addition, the Plan directly invests in such contracts in the form of security-backed contracts, discussed below. Such contracts held directly or indirectly by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate qualified transactions related to these investments. The Statements of Net Assets Available for Benefits present these contracts at fair value with an adjustment to contract value. The Statements of Changes in Net Assets Available for Benefits are prepared on a contract value basis.
     As of December 31, 2010 and 2009, the Plan had two security-backed contracts which are fully benefit-responsive investment contracts, sometimes referred to as wrapper contracts. These contracts were issued by financial services companies and are backed by the Plan’s ownership interest in a collective trust fund that invests in fixed income securities. The credit ratings of one contract issuer are “AA-” with a negative outlook by Standard & Poor’s (S&P), “A1” with a negative outlook by Moody’s Investor Services, Inc. (Moody’s), and “aa-” with a stable outlook by A.M. Best Company. The credit ratings of the other issuer are “AA-” with a stable outlook by

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
S&P, “Aa1” with a negative outlook by Moody’s and “AA-” with a stable outlook by Fitch, Inc. The issuers of the Plan’s security-backed contracts credit the Plan with stated rates of interest, and the issuers guarantee that all qualified participant withdrawals related to the contracts will be at contract value. The crediting rates provide for realized and unrealized gains and losses on the underlying assets to be amortized over the expected duration of the underlying investments through adjustments to the future interest crediting rates rather than being reflected immediately in the net assets of the Plan. The interest crediting rates of the security-backed contracts are primarily based on the current yield to maturity of the underlying investments plus or minus amortization of the difference between the contract value and fair value of the underlying investments over the duration of such investments. Accordingly, future crediting rates are impacted by changes in the yield to maturity of underlying investments, the duration of the assets underlying the contract and the difference between the contract value and fair value of the underlying investments. The crediting rates are reset quarterly and are reduced by fees paid to the contract issuers. In no event are the crediting rates less than 0%.
     To the extent that the underlying investments of security-backed contracts have unrealized and/or realized losses, a positive adjustment is made to the adjustment from fair value to contract value in the Statements of Net Assets Available for Benefits. As a result, the future crediting rate may be lower over time than the then-current market rates. Conversely, if the underlying investments generate unrealized and/or realized gains, a negative adjustment is made to the adjustment from fair value to contract value, and the future crediting rate may be higher over time than the then-current market rates.
     The security-backed contracts provide for withdrawals at other than contract value associated with certain events which are not in the ordinary course of Plan operations. These withdrawals are made at contract value modified by a market value adjustment as defined in the contract. Circumstances which may trigger a market value adjustment are generally defined as any event which, in the reasonable determination of the issuer, has or will have a material adverse effect on the issuer’s interest under the contract. Such events may include, but are not limited to: (i) material amendments to the Plan’s structure or administration; (ii) changes in or the creation of competing investment options; (iii) complete or partial termination of the Plan; (iv) removal of a specifically identifiable group of employees from coverage under the Plan; (v) a change in law, regulation, ruling, administrative position, or accounting standard applicable to the Plan; or (vi) communication to Plan participants designed to influence a participant not to invest in the asset class that contains these contracts. The Company does not believe that the occurrence of any such event, which would limit the Plan’s ability to transact at contract value with participants, is probable.
     These security-backed contracts are evergreen contracts with no maturity dates but do contain termination provisions. The issuer is obligated to pay the excess contract value when the fair

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
value of the underlying investments equals zero. In addition, if the Plan defaults in its obligations under the security-backed contract and such default is not corrected within the time permitted by the contract, then the contract may be terminated by the issuer and the Plan will receive the fair value of the underlying investments as of the date of termination.
     The yields earned by the Plan as of December 31, 2010 and 2009 were 2.2% and 2.9%, respectively, which represent the annualized earnings of all security-backed contracts divided by the fair value of all security-backed contracts in the Plan as of December 31, 2010 and 2009, respectively. The yield earned by the Plan with an adjustment to reflect the actual interest rate credited to participants as of December 31, 2010 and 2009 was 3.5% and 3.7%, respectively, which represents the annualized earnings credited to participants divided by the fair value of all security-backed contracts as of December 31, 2010 and 2009, respectively.
Due from/to Brokers
     Purchases and sales of investments are recorded on a trade-date basis. Due from brokers and due to brokers arise from unsettled sale and purchase transactions as of December 31, 2010 and 2009.
Change in Method of Accounting for Notes Receivable from Participants
     Effective for the year ended December 31, 2010, the Plan adopted a new accounting standard that requires notes receivable from participants to be segregated from Plan investments and measured at their unpaid balance plus any accrued but unpaid interest. As required by this new standard, it has been retrospectively applied to the prior year. The adoption of this new accounting standard did not have any impact on the Plan’s net assets available for benefits.
Use of Estimates
     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Recent Accounting Pronouncements
     Beginning January 1, 2010, the Plan adopted a new accounting standard which requires additional disclosure about the amounts of and reasons for significant transfers between levels of the fair value hierarchy. This standard also clarifies existing disclosure requirements related to the level of disaggregation of fair value measurements for each class of assets and liabilities and disclosures about inputs and valuation techniques used to measure fair value for Level 2 and Level 3 measurements. As this new accounting standard only requires enhanced disclosure, its adoption did not impact the Plan’s net assets available for benefits or changes to net assets available for benefits.
     In May 2011, a new accounting standard was issued that amends certain fair value measurement principles, clarifies the application of existing fair value measurement requirements and requires additional disclosures regarding fair value. This new standard is required to be applied prospectively beginning in 2012. The Company is currently evaluating the effect this new accounting standard will have on the Plan’s financial statements.
3. Fair Value Measurements
     The Plan uses various valuation approaches in determining the fair value of investments within a hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the investment based on market data obtained from independent sources. Unobservable inputs are inputs that reflect assumptions about the inputs that market participants would use in pricing the investment and are developed based on the best information available in the circumstances. The fair value hierarchy is broken down into three levels based on the source of inputs as follows:
Level 1 – Valuations based on unadjusted quoted prices in active markets for identical investments that the Plan has the ability to access;
Level 2 – Valuations for which all significant inputs are observable, either directly or indirectly, other than level 1 inputs;
Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
     The availability of observable inputs can vary among the various types of investments. To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)
3. Fair Value Measurements (continued)
used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for financial statement disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is categorized is based on the lowest level input that is significant to the overall fair value measurement.
     The following fair value hierarchy table presents information about each major class/category of the Plan’s investments measured at fair value:

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)
3. Fair Value Measurements (continued)

	Fair value measurements at December 31, 2010 using
	Quoted prices
	in active	Significant
	markets for	other	Significant
	identical	observable	unobservable
	assets	inputs	inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Assets:
Amgen stock	$139,405,458	$-	$-	$139,405,458
Cash and cash equivalents	19,881,557	-	-	19,881,557
Common and preferred stocks:
International growth	93,977,228	-	-	93,977,228
Large cap growth	255,478,824	-	-	255,478,824
Large cap value	85,741,285	-	-	85,741,285
Small-mid cap growth	38,249,402	-	-	38,249,402
Small-mid cap value	230,338,562	-	-	230,338,562
Other	70,224,981	-	-	70,224,981
Debt securities:
U.S. Treasury securities	44,550,895	-	-	44,550,895
U.S. government agency securities	-	62,179,392	-	62,179,392
Corporate debt securities	-	23,154,441	-	23,154,441
Mortgage and asset backed securities	-	16,770,352	-	16,770,352
Mutual funds:
High yield debt	55,894,767	-	-	55,894,767
Inflation indexed debt	28,201,779	-	-	28,201,779
International value	185,682,583	-	-	185,682,583
Real estate investment trust index	51,673,083	-	-	51,673,083
Other	23,687,490	-	-	23,687,490
Collective trust funds:
Capital preservation	-	226,216,729	-	226,216,729
Emerging markets equity	-	116,948,981	-	116,948,981
Fixed income	-	16,014,540	-	16,014,540
Inflation indexed debt	-	1,995,480	-	1,995,480
International	-	16,048,576	-	16,048,576
Large cap growth	-	22,395,947	-	22,395,947
Large cap index	-	423,896,749	-	423,896,749
Large cap value	-	6,184,215	-	6,184,215
Small-mid cap growth	-	2,463,833	-	2,463,833
Small-mid cap index	-	142,016,186	-	142,016,186
Small-mid cap value	-	19,473,575	-	19,473,575
Short term investments	-	47,835,124	-	47,835,124
Other	6,445	820,434	-	826,879

	$1,322,994,339	$1,144,414,554	$-	$2,467,408,893

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)
3. Fair Value Measurements (continued)

	Fair value measurements at December 31, 2009 using
	Quoted prices
	in active	Significant
	markets for	other	Significant
	identical	observable	unobservable
	assets	inputs	inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Assets:
Amgen stock	$146,061,982	$-	$-	$146,061,982
Cash and cash equivalents	35,862,688	-	-	35,862,688
Common and preferred stocks:
Growth	353,751,058	2,904,921	-	356,655,979
Value	271,739,149	-	-	271,739,149
Other	39,916,055	-	-	39,916,055
Debt securities issued by the
U.S. Treasury and other U.S. government agencies	16,813,537	24,674,652	-	41,488,189
Corporate debt securities	-	24,945,461	-	24,945,461
Other debt securities	-	8,792,806	-	8,792,806
Mutual funds:
Fixed income	50,534,357	-	-	50,534,357
Value	132,761,979	-	-	132,761,979
Other	52,035,159	-	-	52,035,159
Collective trust funds:
Fixed income	-	269,272,488	-	269,272,488
Growth	-	24,377,843	-	24,377,843
Index	-	417,134,838	-	417,134,838
Value	-	36,686,143	-	36,686,143
Emerging markets	-	90,343,861	-	90,343,861
Other	-	1,725,256	-	1,725,256
Other	11,520	767,704	-	779,224

	$1,099,487,484	$901,625,973	$-	$2,001,113,457

     The fair value of common stocks (including Amgen stock), preferred stocks, mutual funds and U.S. treasury securities are valued using quoted market prices in active markets with no valuation adjustment. Common and preferred stocks traded in markets that are not considered active are valued using broker or dealer quotations.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)
3. Fair Value Measurements (continued)
     Debt securities other than U.S. treasury securities are valued taking into consideration valuations obtained from third-party pricing services. The pricing services utilize industry standard valuation models, including both income and market based approaches, for which all significant inputs are observable, either directly or indirectly, to estimate fair value. These inputs include reported trades and broker/dealer quotes of the same or similar securities, issuer credit spreads, benchmark securities and, when applicable, prepayment/default projections based on historical data and other observable inputs.
     Collective trust funds represent interests in pooled investment vehicles designed typically for collective investment of employee benefit trusts. The fair values of these investments are determined by reference to the net asset value per unit provided by the fund managers. The unit values are based on the fair values of the trusts’ underlying assets, which are principally equity and fixed income securities and short-term investments. The investment strategies of the Plan’s collective trust funds vary generally based on the investment objectives of the asset class of which they are a part. Such investment strategies include investments in fixed income securities and investments in equity securities for growth and value objectives as well as to replicate domestic and international market indexes and to invest in emerging markets. There are no material redemption restrictions on any of these investments.
4. Investments
     The fair values of individual investments that represent 5% or more of the Plan’s net assets as of December 31, 2010 and 2009 are as follows:

	December 31
	2010	2009

Blackrock Equity Index Fund F – Collective trust fund	$399,130,479	$317,966,339
Dodge & Cox International Fund	185,682,583	132,761,979
Amgen stock	139,405,458	146,061,982
Blackrock Extended Equity Market Fund F – Collective trust fund	136,228,720	*
Wells Fargo Fixed Income Fund D - Collective trust fund	125,160,486	115,291,348
Wells Fargo Stable Return Fund G - Collective trust fund	*	101,139,377
*Investment balance was less than 5% of the Plan’s net assets.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)
4. Investments (continued)
     During the years ended December 31, 2010 and 2009, net realized and unrealized gains/(losses) on the Plan’s investments were as follows:

	Year Ended December 31
	2010	2009

Amgen stock	$(4,197,153)	$(2,886,135)
Common and preferred stocks	125,807,749	160,930,191
Debt securities	4,194,190	5,448,633
Mutual funds	37,801,688	58,353,945
Collective trust funds	122,475,000	152,712,132
Other	378,324	1,772,700

	$286,459,798	$376,331,466

5. Income Tax Status
     The Plan received a determination letter from the IRS dated March 27, 2008, stating that the Plan is qualified, in form, under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the IRS, the Plan was amended. Subsequent amendments have been structured and are intended to maintain the Plan’s tax qualified status. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Company believes the Plan is currently being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt. The Company has indicated that it currently intends to continue to take the necessary steps to maintain the Plan’s compliance with the applicable requirements of the Code.
     Accounting principles generally accepted in the United States require the Company to evaluate uncertain tax positions taken by the Plan. The financial statement effects of a tax position are recognized when the position is more likely than not, based on the technical merits, to be sustained upon examination. As of December 31, 2010, no uncertain tax positions have been taken or are expected to be taken, and no amounts related to uncertain tax positions have been recorded in the Plan’s financial statements. The Plan is subject to audits by the IRS, however there are currently no audits for any periods in progress. The Company believes the Plan is no longer subject to IRS examinations with respect to annual reports for years prior to 2007.
6. Services Provided by the Company
     During 2010 and 2009, the Company has paid trustee fees and certain other administrative costs on behalf of the Plan.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)
7. Reconciliation of Financial Statements to Form 5500
     The reconciliation of net assets available for benefits per the financial statements to Form 5500 as of December 31, 2010 and 2009 consisted of the following:

	December 31
	2010	2009
Net assets available for benefits per the financial statements	$2,499,976,917	$2,016,097,366
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	7,435,631	3,744,082
Amounts allocated to withdrawing participants	(66,864)	(359,818)
Deemed loans	(318,875)	(199,795)

Net assets per the Form 5500	$2,507,026,809	$2,019,281,835

     For the year ended December 31, 2010, the following is a reconciliation of the net investment income per the financial statements to the Form 5500:

Year Ended
December 31
2010

Interest and dividend income	$24,808,560
Net realized/unrealized gains	286,459,798

Total net investment income per the financial statements	311,268,358
Adjustment from fair value to contract value for fully benefit-responsive investment contracts:
Less prior year adjustment	(3,744,082)
Add current year adjustment	7,435,631

Total net investment income per the Form 5500	$314,959,907

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)
7. Reconciliation of Financial Statements to Form 5500 (continued)
     For the year ended December 31, 2010, the following is a reconciliation of distributions to participants per the financial statements to the Form 5500:

Year Ended
December 31
2010

Total distributions per the financial statements	$115,056,063
Less prior year amounts allocated to withdrawing participants	(359,818)
Add current year amounts allocated to withdrawing participants	66,864
Less prior year deemed loan balance	(199,795)
Add current year deemed loan balance	318,875

Total distributions per the Form 5500	$114,882,189

Supplemental Schedule
Amgen Retirement and Savings Plan
EIN: 95-3540776 Plan: #001
December 31, 2010
Schedule H, line 4i – Schedule of Assets (Held at End of Year)

Identity of Issue	Description of Investment	Current Value

Amgen stock*	Employer Securities 2,539,262 shares		$139,405,458

Capital Preservation Asset Class:
Wells Fargo Fixed Income Fund D	Common Collective Trust 10,816,113 units	125,160,486
Wells Fargo Stable Return Fund G	Common Collective Trust 2,067,469 units	101,056,243
Northern Trust Collective Short Term Investment Fund*	Common Collective Trust 12,939,056 units	12,939,056
JP Morgan Chase & Company	Wrapper Contract	317,428
Monumental Life Insurance Company	Wrapper Contract	71,198

Total Capital Preservation Asset Class			239,544,411

Emerging Markets Equity Asset Class:
JP Morgan Emerging Markets Equity Focus Fund	Common Collective Trust 1,982,991 units	108,965,368
Northern Trust Collective MSCI Emerging Markets Fund - Non-Lending*	Common Collective Trust 49,007 units	7,983,613

Total Emerging Markets Equity Asset Class			116,948,981

Fixed Income Asset Class:
Northern Trust Collective Aggregate Bond Index Fund - Non-Lending*	Common Collective Trust 141,939 units	16,014,540
United States Treasury Notes 1% Due 4/30/2012	Government Bonds 9,532,000 units	9,609,114
United States Treasury Notes 1.375% Due 3/15/13	Government Bonds 9,060,000 units	9,192,367
Northern Trust Collective Short Term Investment Fund*	Common Collective Trust 4,847,330 units	4,847,330
United States Treasury Bonds 8.875% Due 2/15/2019	Government Bonds 3,280,000 units	4,718,077
United States Treasury Bonds 8.875% Due 8/15/2017	Government Bonds 3,125,000 units	4,340,819
United States Treasury Notes 2.625% Due 12/31/2014	Government Bonds 3,526,000 units	3,676,680
United States Treasury Notes 2.25% Due 1/31/2015	Government Bonds 2,580,000 units	2,648,530
United States Treasury Bonds Inflation Index 2.375% Due 1/15/2027	Index Linked Government Bonds 1,230,000 units	1,482,426
Fannie Mae Pool #735581 5% Due 6/01/2035	Government Mortgage Backed Securities 1,292,952 units	1,365,876
United States Treasury Notes 3.125% Due 5/15/2019	Government Bonds 1,230,000 units	1,242,973
United States Treasury Bonds 8.125% Due 8/15/2019	Government Bonds 850,000 units	1,184,223
United States Treasury Bonds 4.375% Due 11/15/2039	Government Bonds 1,176,000 units	1,182,247
United States Treasury Notes 4.75% Due 8/15/2017	Government Bonds 995,000 units	1,128,314
JP Morgan Chase Commercial Mortgage Securities Corporation Series 2005-LDP2 4.78% Due 7/15/2042	Commercial Mortgage Backed Securities 890,000 units	899,494
Federal National Mortgage Association 5.25% Due 8/1/2012	Government Bonds 840,000 units	897,371
United States Treasury Bonds Inflation Index 2.5% Due 1/15/2029	Index Linked Government Bonds 720,000 units	832,204
Fannie Mae Notes 4.625% Due 5/1/2013	Government Bonds 730,000 units	784,767
Fannie Mae Preassign 00015 5.9% Due 7/25/2042	Government Mortgage Backed Securities 708,906 units	781,126
Fannie Mae Capital 0% Due 10/09/2019	Government Bonds 1,210,000 units	764,022
Fannie Mae 0% Due 7/05/2014	Government Bonds 800,000 units	746,562
Federal Home Loan Mortgage Corporation Series 2072 6.5% Due 7/15/2028	Government Mortgage Backed Securities 615,645 units	707,031
Ginnie Mae 5.5% Due 6/20/2035	Government Mortgage Backed Securities 650,000 units	699,734
Fannie Mae Pool #AD0329 6.5% Due 9/01/2028	Government Mortgage Backed Securities 558,931 units	621,484
Federal Home Loan Mortgage Corporation Series 2173 6.5% Due 7/15/2029	Government Mortgage Backed Securities 519,094 units	596,147

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

Fannie Mae Pool #333873 7% Due 11/01/2025	Government Mortgage Backed Securities 525,892 units	595,461
National Credit Union Association Guaranteed Notes Trust 2010-R3 Due 12/06/2020	Government Mortgage Backed Securities 580,000 units	579,275
Federal Home Loan Mortgage Corporation Pool 5.5% Due 1/1/2038	Government Mortgage Backed Securities 538,887 units	574,947
Ginnie Mae 6% Due 11/16/2032	Government Mortgage Backed Securities 517,000 units	573,383
Fannie Mae Pool 6.0% Due 7/1/2037	Government Mortgage Backed Securities 512,637 units	561,999
Federal Home Loan Mortgage Corporation Series 2461 6.5% Due 6/15/2032	Government Mortgage Backed Securities 495,562 units	550,967
Fannie Mae Pool #995149 6.5% Due 10/01/2038	Government Mortgage Backed Securities 488,214 units	544,378
Fannie Mae Remic Series 2008-75 4.5% Due 9/25/2023	Government Mortgage Backed Securities 500,000 units	535,710
First Franklin Mortgage Loan Trust Series 2005-FF9 Floating Rate Due 10/25/2035	Asset Backed Securities 541,202 units	529,192
Federal Home Loan Mortgage Corporation Pool 5.5% Due 11/1/2037	Government Mortgage Backed Securities 487,121 units	520,630
Fannie Mae Remic Due 4/25/2037	Government Mortgage Backed Securities 467,028 units	514,606
United States Treasury Notes 3% Due 2/28/17	Government Bonds 490,000 units	505,313
Fannie Mae Pool #256601 6% Due 2/01/2027	Government Mortgage Backed Securities 460,558 units	500,875
Federal Home Loan Mortgage Corporation Pool #A57681 6% Due 12/01/2036	Government Mortgage Backed Securities 452,535 units	491,817
Fannie Mae Pool #256556 6% Due 1/01/2027	Government Mortgage Backed Securities 451,918 units	491,479
Ginnie Mae 2004-30 5.5% Due 2/20/2034	Government Mortgage Backed Securities 440,000 units	486,143
Federal Home Loan Mortgage Corporation Pool #G12728 6% Due 7/01/2022	Government Mortgage Backed Securities 441,200 units	480,977
Federal Home Loan Mortgage Corporation Preassign 00162 5.5% Due 9/15/2033	Government Mortgage Backed Securities 440,000 units	478,859
Wachovia Corporation 5.75% Due 2/01/2018	Corporate Bonds 420,000 units	466,327
Fannie Mae Pool #735070 6.5% Due 10/01/2024	Government Mortgage Backed Securities 417,047 units	461,189
AT&T Inc. 5.6% Due 5/15/2018	Corporate Bonds 410,000 units	457,455
Fannie Mae Series 2004-W12 6% Due 7/25/2044	Government Mortgage Backed Securities 413,915 units	456,082
Fannie Mae Remic Trust 2009-108 5% Due 9/25/2039	Government Mortgage Backed Securities 422,918 units	455,578
Fannie Mae Pool #889213 5.5% Due 10/01/2020	Government Mortgage Backed Securities 415,188 units	447,949
Federal Home Loan Mortgage Corporation Preassign 00130 6.5% Due 2/25/2043	Government Mortgage Backed Securities 388,093 units	445,701
United States Treasury Notes 3.625% Due 8/15/2019	Government Bonds 420,000 units	438,769
Federal Home Loan Mortgage Corporation Pool #K00035 6.5% Due 5/01/2037	Government Mortgage Backed Securities 386,671 units	426,925
LB-UBS Commercial Mortgage Trust Due 9/15/2030	Commercial Mortgage Backed Securities 400,000 units	426,644

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

Fannie Mae Series 2010-111 Class AE 5.5% Due 4/25/2038	Government Mortgage Backed Securities 393,935 units	423,791
General Electric Capital Corporation 2.25% Due 11/19/2015	Corporate Bonds 439,000 units	422,035
United States Treasury 0% Due 2/15/2030	Government Bonds 1,000,000 units	418,105
Fannie Mae Pool #890268 6.5% Due 10/01/2038	Government Mortgage Backed Securities 374,726 units	417,835
Ginnie Mae Pool #711067 5% Due 1/15/2040	Government Mortgage Backed Securities 387,092 units	414,508
Ginnie Mae Pool #711068 5% Due 1/15/2040	Government Mortgage Backed Securities 385,519 units	412,824
Fannie Mae Pool 5.0% Due 6/1/2035	Government Mortgage Backed Securities 389,248 units	411,202
Fannie Mae 2010-19 5% Due 2/25/2021	Government Mortgage Backed Securities 376,545 units	407,252
Federal Home Loan Mortgage Corporation Series 3406 6% Due 1/15/2038	Government Mortgage Backed Securities 370,000 units	407,231
Fannie Mae Preassign 00890 7% Due 11/25/2031	Government Mortgage Backed Securities 336,934 units	397,161
Federal Home Loan Mortgage Corporation 6.15% Due 4/15/2028	Government Mortgage Backed Securities 380,000 units	394,717
CWMBS Inc. Pass-Through 5.25% Due 5/25/2034	Collateralized Mortgage Obligations 380,335 units	393,007
Federal Home Loan Mortgage Corporation Series 2901 4.5% Due 12/15/2019	Government Mortgage Backed Securities 380,000 units	392,233
Fannie Mae Remic Trust 2001-16 6% Due 5/25/2031	Government Mortgage Backed Securities 353,301 units	389,065
Anadarko Petroleum Corporation 6.45% Due 9/15/2036	Corporate Bonds 380,000 units	379,008
Fannie Mae 1993-215 6.5% Due 7/15/2014	Government Mortgage Backed Securities 340,643 units	378,126
Ginnie Mae Pool #782933 6.5% Due 10/15/2023	Government Mortgage Backed Securities 339,006 units	375,858
Fannie Mae Pool #AA8502 6% Due 8/01/2037	Government Mortgage Backed Securities 339,439 units	373,927
Fannie Mae Preassign 00166 6.5% Due 8/25/2036	Government Mortgage Backed Securities 330,000 units	373,009
Federal Home Loan Mortgage Corporation Series 3181 6.5% Due 7/15/2036	Government Mortgage Backed Securities 332,876 units	371,141
Banc America Mortgage Securities Inc. Series 2003-3 5.5% Due 5/25/2033*	Collateralized Mortgage Obligations 360,000 units	366,885
Fannie Mae Preassign 00611 5.5% Due 4/25/2033	Government Mortgage Backed Securities 336,603 units	362,995
Freddie Mac Series 2078 6.5% Due 8/15/2028	Government Mortgage Backed Securities 323,545 units	361,306
Federal Home Loan Mortgage Corporation Pool #A52195 7% Due 9/01/2036	Government Mortgage Backed Securities 313,293 units	357,683
CWMBS Inc. 5.25% Due 5/25/2034	Collateralized Mortgage Obligations 341,138 units	354,576
Ginnie Mae 5.5% Due 11/20/2033	Government Mortgage Backed Securities 325,000 units	352,010
Fannie Mae Pool #745735 5% Due 3/01/2021	Government Mortgage Backed Securities 327,745 units	351,557
Fannie Mae Remic Trust 2002 7% Due 12/25/2041	Government Mortgage Backed Securities 306,303 units	351,252

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

Fannie Mae Remic Series 2004-68 5% Due 9/25/2029	Government Mortgage Backed Securities 330,000 units	350,416
Federal Home Loan Mortgage Corporation Series 1680 6.5% Due 2/15/2024	Government Mortgage Backed Securities 307,791 units	350,010
Citigroup Mortgage Securities Inc. 2004-4 Remic 5.5% Due 6/25/2034	Collateralized Mortgage Obligations 335,531 units	349,254
Fannie Mae Pool #735439 6% Due 9/01/2019	Government Mortgage Backed Securities 320,455 units	348,846
Ginnie Mae Pool #556303 4.5% Due 12/15/2016	Government Mortgage Backed Securities 327,595 units	348,317
Federal Home Loan Mortgage Corporation Series 1503 7% Due 5/15/2023	Government Mortgage Backed Securities 343,540 units	348,162
Federal Home Loan Mortgage Corporation Pool #A79090 6.5% Due 7/01/2034	Government Mortgage Backed Securities 307,810 units	346,106
Federal Home Loan Mortgage Corporation Due 7/15/2027	Government Mortgage Backed Securities 296,309 units	344,588
Morgan Stanley Mortgage Loan Trust 2004-2AR 5% Due 9/25/2034	Collateralized Mortgage Obligations 333,005 units	343,724
Federal Home Loan Mortgage Corporation Pool #P20410 5.5% Due 10/01/2033	Government Mortgage Backed Securities 321,162 units	342,853
Banc America Mortgage Trust 2006 5 5.41% Due 9/10/2047*	Commercial Mortgage Backed Securities 325,000 units	340,142
Federal Home Loan Mortgage Corporation Series 2003-T57 7% Due 7/25/2043	Government Mortgage Backed Securities 294,180 units	337,760
Fannie Mae Pool #AD0471 5.5% Due 1/01/2024	Government Mortgage Backed Securities 311,707 units	335,523
Washington Mutual Mortgage 5.5% Due 4/25/2033	Collateralized Mortgage Obligations 325,000 units	333,827
Federal Home Loan Mortgage Corporation Pool #G04467 6% Due 9/01/2035	Government Mortgage Backed Securities 302,773 units	332,745
Banc America Mortgage Securities Inc. 5% Due 6/25/2019*	Collateralized Mortgage Obligations 317,674 units	330,359
Freddie Mac Series 2797 4% Due 6/15/2032	Government Mortgage Backed Securities 313,195 units	328,813
Federal Home Loan Mortgage Corporation Preassign 00213 5% Due 7/15/2032	Government Mortgage Backed Securities 308,000 units	328,330
Federal Home Loan Mortgage Corporation 6% Due 7/15/2037	Government Mortgage Backed Securities 300,000 units	327,144
Fannie Mae Pool #AD0584 7% Due 1/01/2039	Government Mortgage Backed Securities 288,488 units	326,879
Fannie Mae Pool #941028 6.5% Due 7/01/2038	Government Mortgage Backed Securities 292,683 units	325,530
Federal Home Loan Mortgage Corporation Series 2843 5% Due 8/15/2019	Government Mortgage Backed Securities 298,000 units	323,112
Citigroup Inc. 8.5% Due 5/22/2019	Corporate Bonds 260,000 units	322,773
Federal Home Loan Mortgage Corporation Series 2864 5.5% Due 7/15/2033	Government Mortgage Backed Securities 290,000 units	319,953
General Electric Capital Corporation Notes 5.625% Due 5/01/2018	Corporate Bonds 290,000 units	316,249
Telefonica 6.221% Due 7/03/2017	Corporate Bonds 290,000 units	311,874
Federal Home Loan Mortgage Corporation Series 3383 5.5% Due 11/15/2027	Government Mortgage Backed Securities 285,000 units	310,628
GMAC Mortgage Loan Trust 2003-J10 4.75% Due 1/25/2019	Collateralized Mortgage Obligations 299,546 units	307,286

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

Conoco Inc. 6.95% Due 4/15/2029	Corporate Bonds 250,000 units	307,248
Wachovia Corporation 5.625% Due 10/15/2016	Corporate Bonds 280,000 units	304,596
Fannie Mae Pool #7335503 6% Due 4/01/2035	Government Mortgage Backed Securities 276,308 units	304,382
Federal Home Loan Mortgage Corporation Series 2479 6% Due 8/15/2032	Government Mortgage Backed Securities 275,928 units	301,717
Ginnie Mae Pool #603459 6% Due 1/15/2018	Government Mortgage Backed Securities 273,865 units	298,769
Federal Home Loan Mortgage Corporation Pool #B3-1407 5% Due 7/01/2033	Government Mortgage Backed Securities 289,753 units	297,349
Fannie Mae Remic Trust Pass-Through Variable Rate Due 1/25/2040	Government Mortgage Backed Securities 2,552,233 units	295,891
Resolution FDG Corporation Federal Generic Principle Payment Due 10/15/2019	Government Bonds 400,000 units	294,750
Goldman Sachs Group Inc. 5.375% Due 3/15/2020	Corporate Bonds 280,000 units	289,341
Wachovia Bank National Association 6% Due 11/15/2017	Corporate Bonds 260,000 units	288,461
Fannie Mae Remic Trust 2008-91 Floating Rate Due 3/25/2038	Government Mortgage Backed Securities 2,665,554 units	287,070
Master Asset Security Trust 5.25% Due 7/25/2019	Collateralized Mortgage Obligations 281,217 units	285,615
JP Morgan Mortgage Trust Series 2004-S1 5.5% Due 9/25/2034	Collateralized Mortgage Obligations 275,547 units	284,094
Freddie Mac Series 3605 5.5% Due 6/15/2037	Government Mortgage Backed Securities 265,000 units	283,624
Master Alternative Loan Trust Pass-Through	Collateralized Mortgage Obligations 282,439 units	282,589
CVS Caremark Corporation 6.6% Due 3/15/2019	Corporate Bonds 240,000 units	281,009
Residential Accredited Loans Inc. Pass-Through Series 2003QS7 4.75% Due 4/25/2033	Collateralized Mortgage Obligations 278,127 units	280,633
CWMBS Inc. 4% Due 8/25/2033	Collateralized Mortgage Obligations 282,496 units	280,279
Wells Fargo Mortgage Backed Securities 2004-EE Trust Variable Rate Due 12/25/2034	Collateralized Mortgage Obligations 286,103 units	279,104
Bayview Commercial Asset Trust Variable Rate Due 11/25/2035	Commercial Mortgage Backed Securities 333,814 units	276,736
Comcast Corporation 6.5% Due 1/15/2017	Corporate Bonds 240,000 units	276,665
Wells Fargo Mortgage Backed Securities Due 9/25/2034	Collateralized Mortgage Obligations 278,593 units	276,155
Federal Home Loan Mortgage Corporation Series 2885 6% Due 11/15/2034	Government Mortgage Backed Securities 259,057 units	275,402
Verizon Communications Inc. 5.5% Due 2/15/2018	Corporate Bonds 250,000 units	274,736
Federal Home Loan Mortgage Corporation Series 2347 5.75% Due 8/15/2031	Government Mortgage Backed Securities 249,487 units	274,194
Merrill Lynch & Company Inc. 6.875% Due 4/25/2018*	Corporate Bonds 250,000 units	273,590
Federal Home Loan Mortgage Corporation Preassign 00121 0% Due 7/15/2036	Government Mortgage Backed Securities 301,603 units	273,494
Washington Mutual Mortgage Pass-Through 2.67% Due 8/25/2033	Collateralized Mortgage Obligations 275,299 units	272,292
Banc of America Alternative Loan Trust 5 5% Due 7/25/2018*	Collateralized Mortgage Obligations 264,876 units	272,196
Federal Home Loan Mortgage Corporation Due 3/15/2018	Government Mortgage Backed Securities 250,000 units	270,393

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

Federal Home Loan Mortgage Corporation Series 2672 5% Due 11/15/2022	Government Mortgage Backed Securities 250,000 units	268,726
UBS AG Stamford Branch 3.875% Due 1/15/2015	Corporate Bonds 260,000 units	267,962
Ginnie Mae 2007-024 Remic Pass-Through Due 5/20/2037	Government Mortgage Backed Securities 2,231,994 units	265,677
Transocean Inc. 5.25% Due 3/15/2013	Corporate Bonds 250,000 units	263,567
Bank America Corporation 4.875% Due 9/15/2012*	Corporate Bonds 250,000 units	261,034
Thornburg Mortgage Securities Trust 2004-3 Pass-Through Floating Rate Due 11/30/2044	Collateralized Mortgage Obligations 274,953 units	260,963
Fannie Mae Pool #888281 6% Due 4/01/2027	Government Mortgage Backed Securities 239,951 units	260,956
Fannie Mae Pool #576557 6.5% Due 6/01/2019	Government Mortgage Backed Securities 237,315 units	260,535
American Express Credit 5.125% Due 8/25/2014	Corporate Bonds 240,000 units	258,764
Structured Asset Securities Corporation 2003-26A Pass-Through Due 9/25/2033	Collateralized Mortgage Obligations 309,685 units	257,843
Fannie Mae Pool #888890 6.5% Due 10/01/2037	Government Mortgage Backed Securities 231,181 units	257,776
Federal Home Loan Mortgage Corporation Series 2595 5.5% Due 4/15/2023	Government Mortgage Backed Securities 235,000 units	257,638
Structured Asset Securities Corporation 2003-BC10 Pass-Through Due 10/25/2033	Asset Backed Securities 300,000 units	256,928
Ginnie Mae 6% Due 12/20/2039	Government Mortgage Backed Securities 234,913 units	255,242
United States Treasury Notes 1.375% Due 2/15/2013	Government Bonds 250,000 units	253,770
Ginnie Mae 6% Due 8/20/2038	Government Mortgage Backed Securities 231,000 units	252,405
Citigroup Mortgage Loan Trust 2008-AR4 Remic Pass-Through Due 11/25/2038	Collateralized Mortgage Obligations 246,314 units	249,733
Fannie Mae Pool #889665 6% Due 8/01/2037	Government Mortgage Backed Securities 227,789 units	248,300
Ginnie Mae Pool #004318 7% Due 12/20/2038	Government Mortgage Backed Securities 223,725 units	248,173
Fannie Mae Preassign 00491 5% Due 2/25/2018	Government Mortgage Backed Securities 230,000 units	247,994
Fannie Mae 1999-54 6.5% Due 11/25/2029	Government Mortgage Backed Securities 222,527 units	244,943
Occidental Petroleum Corporation 7% Due 11/01/2013	Corporate Bonds 210,000 units	242,807
Federal Home Loan Mortgage Corporation Pool #E90573 6% Due 7/01/2017	Government Mortgage Backed Securities 222,830 units	242,686
Wells Fargo Mortgage Backed Securities 2003-F Variable Rate Due 6/25/2033	Collateralized Mortgage Obligations 235,061 units	241,300
Fannie Mae Pool #351397 7% Due 3/01/2026	Government Mortgage Backed Securities 212,124 units	239,816
Fannie Mae Pool 5.5% Due 11/1/2036	Government Mortgage Backed Securities 223,533 units	239,689
Wells Fargo Mortgage Backed Securities 2004-K Due 7/25/2034	Collateralized Mortgage Obligations 232,249 units	238,918
Master Alternative Loan Trust 2004-3 6.25% Due 4/25/2034	Collateralized Mortgage Obligations 228,348 units	236,436
Caterpillar Financial Services Corporation 6.2% Due 9/30/2013	Corporate Bonds 210,000 units	235,764
Federal Home Loan Mortgage Corporation Series 2649 5.5% Due 10/15/2022	Government Mortgage Backed Securities 215,000 units	235,738

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

Residential FDG Mortgage Securities I Inc. 2003-S4 5.75% Due 3/25/2033	Collateralized Mortgage Obligations 224,436 units	235,687
Fannie Mae Pool #256928 6% Due 10/01/2027	Government Mortgage Backed Securities 214,894 units	233,706
Residential Accredited Loans Inc. Pass-Through 5% Due 3/25/2019	Collateralized Mortgage Obligations 224,279 units	233,531
Goldman Sachs Group Inc. 7.5% Due 2/15/2019	Corporate Bonds 200,000 units	233,198
JP Morgan Mortgage Trust Pass-Through Due 4/25/2035	Collateralized Mortgage Obligations 235,000 units	233,039
Citigroup Mortgage Loan Trust 2003-1 5.25% Due 9/25/2033	Collateralized Mortgage Obligations 220,565 units	230,962
Federal Home Loan Mortgage Corporation Series 2557 5.3% Due 1/15/2033	Government Mortgage Backed Securities 217,340 units	230,056
Fannie Mae 0% Due 12/01/2024	Government Mortgage Backed Securities 270,248 units	229,784
John Deere Capital Corporation Notes 4.9% Due 9/09/2013	Corporate Bonds 210,000 units	228,973
BB&T Corporation 3.85% Due 7/27/2012	Corporate Bonds 220,000 units	228,863
Credit Agricole SA 8.375% Floating Rate Due 8/15/2029	Corporate Bonds 220,000 units	226,050
Kraft Foods Inc. 5.375% Due 2/10/2020	Corporate Bonds 210,000 units	226,016
Federal Home Loan Mortgage Corporation Series 2684 0% Due 1/15/2033	Government Mortgage Backed Securities 250,000 units	224,599
Federal Home Loan Mortgage Corporation Pool #E0227 6% Due 11/01/2021	Government Mortgage Backed Securities 204,005 units	223,927
Sequoia Mortgage Trust Floating Rate Due 11/20/2034	Collateralized Mortgage Obligations 240,971 units	223,908
Fannie Mae 2001-T10 Pass-Through 7% Due 12/25/2041	Government Mortgage Backed Securities 194,291 units	223,192
Ginnie Mae 2010-014 0% Due 3/20/2036	Government Mortgage Backed Securities 236,316 units	223,089
General Electric Capital Corporation 6% Due 8/07/2019	Corporate Bonds 200,000 units	222,518
Ginnie Mae 2008-047 Remic 5.25% Due 6/16/2038	Government Mortgage Backed Securities 215,000 units	222,395
Federal Home Loan Mortgage Corporation Series 2669 5.5% Due 8/15/2033	Government Mortgage Backed Securities 216,000 units	221,034
Morgan Stanley Dean Witter Capital I Trust 2003-HYB1 Variable Rate Due 2/25/2033	Collateralized Mortgage Obligations 230,297 units	220,698
Fannie Mae Pool #AE0081 6% Due 7/01/2024	Government Mortgage Backed Securities 201,995 units	220,017
Federal Home Loan Mortgage Corporation Pool 5.891% Due 8/1/2037	Government Mortgage Backed Securities 206,957 units	219,610
Ginnie Mae Pool #699238 6.5% Due 9/15/2023	Government Mortgage Backed Securities 198,809 units	217,417
Morgan Stanley Notes 6.625% Due 4/01/2018	Corporate Bonds 200,000 units	216,954
Fannie Mae Trust 2004 7% Due 2/25/2044	Government Mortgage Backed Securities 183,966 units	216,850
Fannie Mae Remic Series 2004-101 5% Due 1/25/2020	Government Mortgage Backed Securities 200,000 units	216,337
Ginnie Mae 2006-26 Remic 0% Due 6/20/2036	Government Mortgage Backed Securities 249,508 units	216,119
Banc America Commercial Mortgage Inc. 2005-3 Pass-Through 4.727% Due 7/10/2043*	Commercial Mortgage Backed Securities 220,000 units	216,055
Fannie Mae Pool #888366 7% Due 4/01/2037	Government Mortgage Backed Securities 189,658 units	214,779

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

Fannie Mae Remic Trust 2005-50 Due 6/25/2025	Government Mortgage Backed Securities 200,000 units	214,188
Banc America Mortgage Securities Inc. 2004-3 Pass-Through 5.5% Due 4/25/2034*	Collateralized Mortgage Obligations 210,000 units	214,168
Fannie Mae Remic Trust 2003-84 5% Due 3/25/2032	Government Mortgage Backed Securities 200,000 units	213,307
Ginnie Mae 2010-001 Remic Pass-Through Due 8/16/2039	Government Mortgage Backed Securities 1,710,134 units	212,821
Federal Home Loan Mortgage Corporation Series 1078 6.5% Due 5/15/2021	Government Mortgage Backed Securities 190,095 units	210,860
Banc America Mortgage Securities Inc. Series 2003-8 4.5% Due 10/25/2033*	Collateralized Mortgage Obligations 206,145 units	210,514
Citigroup Inc. 6.01% Due 1/15/2015	Corporate Bonds 190,000 units	208,435
Fannie Mae Remic Series 2007-116 5.5% Due 8/25/2035	Government Mortgage Backed Securities 190,000 units	208,272
General Electric Capital Corporation 5.875% Due 1/14/2038	Corporate Bonds 200,000 units	207,610
United States Treasury Bonds 4.24% Due 5/15/2039	Government Bonds 210,000 units	206,883
Fannie Mae Remic Trust 2010-49 Variable Rate Due 3/25/2040	Government Mortgage Backed Securities 185,736 units	206,358
Federal Home Loan Mortgage Corporation 6% Due 6/15/2033	Government Mortgage Backed Securities 190,000 units	206,245
Federal Home Loan Mortgage Corporation Series 3253 Due 12/15/2021	Government Mortgage Backed Securities 218,159 units	202,779
Simon Property Group Inc. 6.125% Due 5/30/2018	Corporate Bonds 180,000 units	202,310
Toronto Dominion Bank 2.2% Due 7/29/2015	Corporate Bonds 205,000 units	201,654
Fannie Mae 6.5% Due 2/25/2047	Government Mortgage Backed Securities 182,454 units	201,140
British Telecommunications PLC Notes Stepup 12/15/2030	Corporate Bonds 150,000 units	199,925
Devon Energy Corporation 7.95% Due 4/15/2032	Corporate Bonds 150,000 units	199,170
Pfizer Inc. Note 6.2% Due 3/15/2019	Corporate Bonds 170,000 units	199,131
Fannie Mae Remic Series 2007-35 5% Due 9/25/2033	Government Mortgage Backed Securities 187,841 units	198,865
Fannie Mae Remic Pass-Through Trust 2009-112 Floating Rate Due 1/25/2040	Government Mortgage Backed Securities 1,678,496 units	195,659
United States Treasury Notes 4% Due 8/15/2018	Government Bonds 180,000 units	195,061
Structured Asset Securities Corporation Series 2004-6XS Due 3/25/2034	Asset Backed Securities 203,100 units	194,558
Prime Mortgage Trust 2004-2 Pass-Through 4.75% Due 11/25/2019	Collateralized Mortgage Obligations 190,359 units	194,552
Wells Fargo Mortgage Backed Securities 2004-BB Trust Due 1/25/2035	Collateralized Mortgage Obligations 194,013 units	192,042
JP Morgan Remic Series 2010-4 Variable Rate Due 8/26/2035	Collateralized Mortgage Obligations 192,750 units	191,978
Banc America Mortgage Securities 2004-C 3.73055% Due 4/25/2034*	Collateralized Mortgage Obligations 196,171 units	190,123
Federal Home Loan Mortgage Corporation Pool #G30290 6.5% Due 3/01/2026	Government Mortgage Backed Securities 171,707 units	190,107
Fannie Mae Pool #888601 5.5% Due 6/01/2020	Government Mortgage Backed Securities 175,590 units	189,336
Ginnie Mae 2008-091 Remic Pass-Through Due 11/20/2038	Government Mortgage Backed Securities 1,438,593 units	189,047
Banc America Alternative Loan Trust 6 5% Due 7/25/2019*	Collateralized Mortgage Obligations 186,134 units	188,250

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

Federal Home Loan Mortgage Corporation Series 2656 5% Due 10/15/2032	Government Mortgage Backed Securities 175,000 units	187,969
Federal Home Loan Mortgage Corporation Series 3688 Variable Rate Due 11/15/2046	Government Mortgage Backed Securities 169,050 units	187,338
Deutsche Telekom International 5.75% Due 3/23/2016	Corporate Bonds 165,000 units	184,798
Ginnie Mae 6.5% Due 6/2/2032	Government Mortgage Backed Securities 163,851 units	184,176
Bank of America Corporation 5.65% Due 5/01/2018*	Corporate Bonds 180,000 units	183,919
Fannie Mae Remic Series 2006-3 Floating Rate Due 11/25/2035	Government Mortgage Backed Securities 176,925 units	183,770
Federal Home Loan Mortgage Corporation Adjustable Rate Due 5/1/2037	Government Mortgage Backed Securities 172,779 units	182,816
Fannie Mae Pool #550382 6.45% Due 7/1/2030	Government Mortgage Backed Securities 161,697 units	182,640
United States Treasury SEC Stripped Interest Payments Due 11/15/2029	Government Bonds 430,000 units	182,015
Federal Home Loan Mortgage Corporation Pool #G12988 6% Due 1/01/2023	Government Mortgage Backed Securities 166,943 units	181,994
Federal Home Loan Mortgage Corporation Series 2046 6.5% Due 4/15/2028	Government Mortgage Backed Securities 167,878 units	179,512
FirstEnergy Corporation 7.375% Due 11/15/31	Corporate Bonds 170,000 units	179,208
Shell International Finance 4.375% Due 3/25/2020	Corporate Bonds 170,000 units	178,306
Federal Home Loan Mortgage Corporation Series 2058 6.5% Due 5/15/2028	Government Mortgage Backed Securities 168,283 units	178,090
Fannie Mae Pool #767867 5.5% Due 3/01/2033	Government Mortgage Backed Securities 164,808 units	177,441
Cobalt CMBS Commercial Mortgage Trust 2006-C1 Pass-Through 5.186% Due 8/01/48	Commercial Mortgage Backed Securities 170,000 units	176,951
Banc America Commercial Mortgage Trust 2006-3 Due 7/10/2044*	Commercial Mortgage Backed Securities 165,000 units	176,233
Oncor Electric Delivery Company 6.8% Due 9/1/2018	Corporate Bonds 150,000 units	175,586
Baker Hughes Inc. 7.5% Due 11/15/2018	Corporate Bonds 140,000 units	175,552
Fannie Mae Remic Series 1997-57 5% Due 9/18/2027	Government Mortgage Backed Securities 165,816 units	174,314
Centex Home Equity 4.68% Due 6/25/2032	Asset Backed Securities 175,000 units	173,143
Barclays Bank 5.2% Due 7/10/2014	Corporate Bonds 160,000 units	172,813
Fannie Mae Remic Trust 2001-81 6.5% Due 1/25/2032	Government Mortgage Backed Securities 154,316 units	172,051
GlaxoSmithKline 5.65% Due 5/15/2018	Corporate Bonds 150,000 units	171,514
Federal Home Loan Mortgage Corporation Series 3201 Floating Rate Due 8/15/2036	Government Mortgage Backed Securities 1,219,327 units	171,259
Fannie Mae Series 390 Variable Rate Due 6/25/2038	Government Mortgage Backed Securities 1,219,196 units	170,659
Fannie Mae 2001-82 6.5% Due 1/25/2032	Government Mortgage Backed Securities 152,479 units	170,104
Residential Accredited Loans Inc. Pass-Through Series 2004-QS7 5.5% Due 5/25/2034	Collateralized Mortgage Obligations 215,264 units	169,796
Sequoia Mortgage Trust Variable Rate Due 9/20/2034	Collateralized Mortgage Obligations 186,706 units	169,040
Ginnie Mae Remic Series 2008-40 Due 5/16/2038	Government Mortgage Backed Securities 1,123,633 units	168,409
Wellpoint Inc. 5.875% Due 6/15/2017	Corporate Bonds 150,000 units	167,670

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

Fannie Mae Preassign 00277 5.5% Due 2/25/2033	Government Mortgage Backed Securities 155,000 units	166,823
Bank of America Auto Trust 1.31% Due 7/15/2014*	Asset Backed Securities 165,000 units	166,290
General Electric Capital Corporation 5.9% Due 5/13/2014	Corporate Bonds 150,000 units	166,014
Indymac Mortgage Backed Securities Inc. 4.75% Due 2/25/2019	Asset Backed Securities 160,997 units	165,675
Fannie Mae Pool #889213 6% Due 4/01/2034	Government Mortgage Backed Securities 153,862 units	165,513
Fannie Mae Remic Trust 2001-38 Principal Only Due 8/25/2031	Government Mortgage Backed Securities 188,815 units	165,462
Berkshire Hathaway Inc. 3.2% Due 2/11/2015	Corporate Bonds 160,000 units	165,101
Pacific Gas & Electric Company 6.05% Due 3/01/2034	Corporate Bonds 150,000 units	164,235
Fannie Mae Pool #550389 6.45% Due 9/1/2030	Government Mortgage Backed Securities 145,216 units	164,025
Hertz Vehicle Financing LLC 5.29% Due 3/25/2016	Asset Backed Securities 150,000 units	162,923
Duke Energy Corporation 5.625% Due 11/30/2012	Corporate Bonds 150,000 units	162,543
Ginnie Mae 2009-106 Due 6/20/2037	Government Mortgage Backed Securities 1,224,599 units	161,980
Ginnie Mae Remic Series 2007-16 Floating Rate Due 4/20/2037	Government Mortgage Backed Securities 1,125,833 units	160,612
Wells Fargo Mortgage Backed Securities 2004-EE Trust Variable Rate Due 12/25/2034	Collateralized Mortgage Obligations 162,822 units	159,957
Federal Home Loan Mortgage Corporation Series 2934 Due 2/15/2020	Government Mortgage Backed Securities 175,946 units	158,924
Countrywide Financial Corporation Notes 5.8% Due 6/07/2012*	Corporate Bonds 150,000 units	157,815
CitiFinancial Mortgage 5.348% Due 8/25/2033	Asset Backed Securities 160,999 units	157,608
United States Treasury Notes 3.25% Due 12/31/2016	Government Bonds 150,000 units	157,125
Federal Home Loan Mortgage Corporation Series 2994 5% Due 6/15/2035	Government Mortgage Backed Securities 149,000 units	157,090
Federal Home Loan Mortgage Corporation Pool #C9-0767 6% Due 12/01/2023	Government Mortgage Backed Securities 142,590 units	156,728
Morgan Stanley Notes 5.625% Due 1/9/2012	Corporate Bonds 150,000 units	156,622
Ginnie Mae Pool #534607 6.45% Due 8/15/2030	Government Mortgage Backed Securities 134,769 units	152,587
Ginnie Mae 5.5% Due 6/20/2038	Government Mortgage Backed Securities 142,000 units	152,321
Time Warner Cable Inc. 7.3% Due 7/1/2038	Corporate Bonds 130,000 units	152,011
Federal Home Loan Mortgage Corporation Pool #A72934 8% Due 2/01/2038	Government Mortgage Backed Securities 139,798 units	151,416
Federal Home Loan Mortgage Corporation Preassign 00603 Due 2/15/2020	Government Mortgage Backed Securities 1,090,863 units	150,326
UnitedHealth Group Inc. 4.875% Due 2/15/2013	Corporate Bonds 140,000 units	149,050
Fannie Mae Pool #745406 6% Due 3/01/2021	Government Mortgage Backed Securities 135,304 units	147,587
Fannie Mae Preassign 00472 7% Due 7/25/2042	Government Mortgage Backed Securities 124,484 units	146,736
Banc America Mortgage Securities Inc. 2004-11 5.75% Due 12/25/2024*	Collateralized Mortgage Obligations 145,203 units	146,317
Nordea Bank 7% Due 11/13/2014	Corporate Bonds 140,000 units	144,307
Ginnie Mae Remic Series 2008-073 Due 8/20/2038	Government Mortgage Backed Securities 1,148,604 units	143,909
Verizon Communications Inc. 6.4% Due 2/15/2038	Corporate Bonds 130,000 units	143,804
Telecom Italia Capital 5.25% Due 10/01/2015	Corporate Bonds 140,000 units	143,340

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

Ginnie Mae 2006-023 Remic Floating Rate Due 1/20/2036	Government Mortgage Backed Securities 1,245,481 units	142,324
Royal Bank of Scotland 6.4% Due 10/21/2019	Corporate Bonds 140,000 units	140,889
Ginnie Mae 2007-058 Remic Pass-Through Due 10/20/2037	Government Mortgage Backed Securities 1,210,518 units	140,385
Fortune Brands Inc. 5.125% Due 1/15/2011	Corporate Bonds 140,000 units	140,136
Federal Home Loan Mortgage Corporation Series 2648 Due 7/15/2033	Government Mortgage Backed Securities 144,783 units	138,159
Bayview Commercial Asset Trust Variable Rate Due 1/25/2036	Collateralized Mortgage Obligations 189,658 units	136,836
Ginnie Mae 2007-059 Remic Pass-Through Due 4/20/2037	Government Mortgage Backed Securities 1,117,079 units	136,613
Government National Mortgage Association 2008-050 Remic Pass-Through 6% Due 6/20/2038	Government Mortgage Backed Securities 123,000 units	134,544
Ginnie Mae Pool #614616 Series 2018 5.5% Due 7/15/2018	Government Mortgage Backed Securities 123,495 units	133,838
Fannie Mae Preassign 00506 Due 4/25/2017	Government Mortgage Backed Securities 123,171 units	133,170
Citigroup Inc. 6.875% Due 3/5/2038	Corporate Bonds 120,000 units	133,109
Ginnie Mae 2008-60 5.5% Due 7/16/2023	Government Mortgage Backed Securities 120,000 units	132,852
Fannie Mae Pool #254179 6% Due 1/01/2022	Government Mortgage Backed Securities 120,612 units	132,640
Equity One ABS Inc. 5.05% Due 9/25/2033	Asset Backed Securities 155,959 units	132,105
Fannie Mae Remic Trust 2004-70 Due 10/25/2024	Government Mortgage Backed Securities 125,000 units	131,739
Fannie Mae Remic Trust 1997-89 7% Due 12/20/2027	Government Mortgage Backed Securities 572,878 units	131,257
Federal Home Loan Mortgage Corporation Pool #M30285 5% Due 2/01/2018	Government Mortgage Backed Securities 124,782 units	130,997
BP Capital Markets PLC 5.25% Due 11/07/2013	Corporate Bonds 120,000 units	129,962
Federal Home Loan Mortgage Corporation Preassign 00890 Due 4/15/2036	Government Mortgage Backed Securities 146,374 units	129,212
Fannie Mae Remic Series 2003-47 5.75% Due 6/25/2033	Government Mortgage Backed Securities 119,000 units	129,160
Dominion Resources Inc. 5.7% Due 9/17/2012	Corporate Bonds 120,000 units	129,125
Federal Home Loan Mortgage Corporation Gold Pool 6.5% Due 4/01/2021	Government Mortgage Backed Securities 116,301 units	128,764
Merrill Lynch & Company Inc. 6.15% Due 4/25/2013*	Corporate Bonds 120,000 units	128,761
GS Mortgage Securities Corporation 2005-RP2 Variable Rate Due 3/25/2035	Collateralized Mortgage Obligations 152,198 units	127,889
Ally Auto 1.55% Due 10/15/2014	Asset Backed Securities 129,000 units	127,438
Wachovia Commercial Mortgage Trust 2005-C21 5.203% Due 10/15/2044	Commercial Mortgage Backed Securities 120,000 units	124,172
Fannie Mae Remic Trust 2005-97 5.5% Due 11/25/2035	Government Mortgage Backed Securities 114,402 units	124,108
Federal Home Loan Mortgage Corporation Series 2684 0% Due 10/15/2033	Government Mortgage Backed Securities 131,984 units	124,006
Chase FDG Mortgage Loan 4.499% Due 8/25/2030	Asset Backed Securities 123,905 units	122,952
Ginnie Mae Floating 2004-86 Remic Pass-Through Due 9/20/2034	Government Mortgage Backed Securities 1,101,998 units	121,839
Federal Home Loan Mortgage Corporation Preassign 00055 1.375% Due 1/09/2013	Government Bonds 120,000 units	121,541

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

DiamlerChrysler Note 5.875% Due 3/15/11	Corporate Bonds 120,000 units	121,217
Fannie Mae Remic Trust 2010-35 Variable Rate Due 4/25/2040	Government Mortgage Backed Securities 967,527 units	121,171
HSBC Bank PLC 6.299% Due 5/17/2017	Corporate Bonds 120,000 units	121,002
Wells Fargo Mortgage Backed Securities 2003-A Trust Due 2/25/2033	Collateralized Mortgage Obligations 131,544 units	119,755
Washington Mutual Variable Rate Pass-Through Due 9/25/2033	Collateralized Mortgage Obligations 123,839 units	119,234
XTO Energy Inc. 7.5% Due 4/15/2012	Corporate Bonds 110,000 units	119,128
Ginnie Mae 6% Due 6/20/2032	Government Mortgage Backed Securities 110,095 units	119,109
Ginnie Mae Pool #534855 6.45% Due 11/15/2030	Government Mortgage Backed Securities 104,967 units	118,845
Credit Suisse First Boston Securities Corporation Series 2006-C1 Floating Rate Due 2/15/2039	Commercial Mortgage Backed Securities 110,000 units	118,367
Fannie Mae Remic Series 2004-36 Due 5/25/2034	Government Mortgage Backed Securities 93,226 units	118,325
Ginnie Mae Remic Series 1997-16 Due 10/20/2027	Government Mortgage Backed Securities 514,949 units	118,051
Citigroup Commercial Mortgage Trust Series 2005-C3 Due 5/15/2043	Commercial Mortgage Backed Securities 115,000 units	117,801
Fannie Mae Pool 5.5% Due 2/1/2036	Government Mortgage Backed Securities 109,429 units	117,338
Fannie Mae Series 2003-59 4.5% Due 8/25/2018	Government Mortgage Backed Securities 113,683 units	116,569
Roche Holdings Inc. Note 6% Due 3/1/2019	Corporate Bonds 100,000 units	116,284
HSBC Home Equity Loan Trust Series 2006-1 Due 1/20/2036	Asset Backed Securities 125,861 units	116,189
United States Treasury Bonds 6.375% Due 8/15/27	Government Bonds 90,000 units	115,819
Federal Home Loan Mortgage Corporation Series 3218 Floating Rate Due 9/15/2026	Government Mortgage Backed Securities 743,077 units	115,756
Ginnie Mae Remic Series 2006-26 Due 6/20/2036	Government Mortgage Backed Securities 890,061 units	113,651
Ginnie Mae Pool #534720 6.45% Due 9/15/2030	Government Mortgage Backed Securities 99,878 units	113,083
Ontario Province Canada Due 10/07/2019	Municipal/Provincial Bonds 110,000 units	113,000
Federal Agricultural Mortgage Corporation 3.875% Due 8/19/2011	Government Bonds 110,000 units	112,421
Fannie Mae Remic 390 Due 7/25/2023	Government Mortgage Backed Securities 948,682 units	110,408
Morgan Stanley Capital I Inc. 2004-HQ3 4.8% Due 1/13/2041	Commercial Mortgage Backed Securities105,000 units	110,003
Ginnie Mae 2010-014 Remic Pass-Through Due 12/20/2032	Government Mortgage Backed Securities 120,107 units	109,881
General Electric Capital Corporation Notes 5.625% Due 9/15/2017	Corporate Bonds 100,000 units	109,650
United States Treasury Notes 1% Due 8/31/2011	Government Bonds 109,000 units	109,549
Credit Suisse First Boston 5.125% Due 1/15/2014	Corporate Bonds 100,000 units	108,821
MetLife Global 5.125% Due 6/10/2014	Corporate Bonds 100,000 units	108,775
Fannie Mae Remic Trust 2006-20 Variable Rate Due 4/25/2036	Government Mortgage Backed Securities 760,349 units	108,236
Amerada Hess Corporation 7.3% Due 8/15/2031	Corporate Bonds 90,000 units	107,938
Banc America Commercial Mortgage Inc. 2005-6 5.195% Due 9/10/2047*	Commercial Mortgage Backed Securities100,000 units	107,406
General Electric Capital Corporation 5.5% Due 1/08/2020	Corporate Bonds 100,000 units	106,949

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

Fannie Mae Preassign 00033 5% Due 3/25/2032	Government Mortgage Backed Securities 100,000 units	106,521
GMAC Commercial Mortgage Securities 5.238% Due 11/10/2045	Commercial Mortgage Backed Securities100,000 units	106,116
Ginnie Mae 2003-018 Floating Rate Due 9/20/2032	Government Mortgage Backed Securities 89,877 units	105,541
Federal Home Loan Mortgage Corporation Pool 5.5% Due 11/1/2035	Government Mortgage Backed Securities 98,206 units	105,268
Fannie Mae Preassign 00059 6.5% Due 2/25/2044	Government Mortgage Backed Securities 92,120 units	104,579
Ginnie Mae Remic Series 2008-79 Due 9/20/2038	Government Mortgage Backed Securities 713,306 units	104,352
Federal Home Loan Mortgage Corporation Due 12/15/2032	Government Mortgage Backed Securities 116,016 units	104,218
Federal Home Loan Mortgage Corporation Series 3593 Floating Rate Due 11/15/2024	Government Mortgage Backed Securities 837,443 units	103,773
Commonwealth Bank of Australia 3.75% Due 10/15/2014	Corporate Bonds 100,000 units	103,740
Rabobank Nederland Variable Rate Due 12/29/2049	Corporate Bonds 80,000 units	103,400
Nordea Bank 4.875% Due 1/27/2020	Corporate Bonds 100,000 units	102,590
Federal Home Loan Mortgage Corporation Series 2755 Due 2/15/2029	Government Mortgage Backed Securities 105,009 units	102,384
MetLife Global 2.5% Due 1/11/2013	Corporate Bonds 100,000 units	102,184
Ontario Province Canada Bond 2.7% Due 6/16/2015	Municipal/Provincial Bonds 100,000 units	101,804
Federal Home Loan Mortgage Corporation Pool #G02809 3.5% Due 5/01/2036	Government Mortgage Backed Securities 91,011 units	101,737
Federal Home Loan Mortgage Corporation Pool #M30277 5% Due 11/01/2017	Government Mortgage Backed Securities 95,919 units	100,696
Ginnie Mae 5.25% Due 3/20/2038	Government Mortgage Backed Securities 100,000 units	100,694
Federal Home Loan Mortgage Corporation Pool #G13390 6% Due 1/01/2024	Government Mortgage Backed Securities 91,970 units	100,434
Michigan Indiana Power Company 7% Due 3/15/2019	Corporate Bonds 85,000 units	100,361
Federal Home Loan Mortgage Corporation Series 10 Due 7/15/2019	Government Mortgage Backed Securities 90,344 units	100,002
Fannie Mae Remic Trust 2001-4 7% Due 3/25/2021	Government Mortgage Backed Securities 91,477 units	99,856
Citigroup Inc. 6.125% Due 11/21/2017	Corporate Bonds 90,000 units	98,630
Total Capital 2.3% Due 3/15/2016	Corporate Bonds 100,000 units	97,687
Morgan Stanley Corporation 3.45% Due 2/11/2015	Corporate Bonds 100,000 units	97,496
Federal Home Loan Mortgage Corporation Series 2626 Due 6/15/2033	Government Mortgage Backed Securities 101,770 units	97,313
Federal Home Loan Mortgage Corporation Series 3306 Floating Rate Due 4/15/2037	Government Mortgage Backed Securities 99,615 units	96,302
Fannie Mae Pool #550390 6.45% Due 10/01/2030	Government Mortgage Backed Securities 84,951 units	95,954
Bank of Nova Scotia 1.65% Due 10/29/2015	Corporate Bonds 100,000 units	95,588
Fannie Mae Remic Trust 2005-103 Variable Rate Due 7/25/2035	Government Mortgage Backed Securities 92,569 units	94,960
Time Warner Cable 6.75% Due 7/01/2018	Corporate Bonds 80,000 units	93,254
Fannie Mae Preassign 00869 Due 12/25/2032	Government Mortgage Backed Securities 80,855 units	93,222
American Express Company 7% Due 3/19/2018	Corporate Bonds 80,000 units	93,182
Boeing Company 6% Due 3/15/2019	Corporate Bonds 80,000 units	92,042

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

Ginnie Mae 5.25% Due 4/20/2038	Government Mortgage Backed Securities 94,000 units	91,771
Fannie Mae Pool #745948 6.5% Due 10/01/2036	Government Mortgage Backed Securities 80,970 units	90,284
Ginnie Mae 2008-069 Remic Pass-Through 5.75% Due 8/20/2038	Government Mortgage Backed Securities 85,291 units	90,116
Apache Corporation 6% Due 9/15/2013	Corporate Bonds 80,000 units	89,832
Diageo Capital PLC 4.828% Due 7/15/2020	Corporate Bonds 85,000 units	89,689
Time Warner Cable Inc. 8.75% Due 2/14/2019	Corporate Bonds 70,000 units	89,073
Ginnie Mae Pool #535143 6.45% Due 1/15/2031	Government Mortgage Backed Securities 78,644 units	89,041
Wyeth 5.95% Due 4/01/2037	Corporate Bonds 80,000 units	88,530
Federal Home Loan Mortgage Corporation 0% Due 11/15/2037	Government Mortgage Backed Securities 104,257 units	88,407
Ahheuser Busch InBev Worldwide Inc. Note 5.375% Due 11/15/2014	Corporate Bonds 80,000 units	88,140
Apache Corporation 6% Due 1/15/2037	Corporate Bonds 80,000 units	87,977
Cleveland Electric Illumination Company 5.65% Due 12/15/2013	Corporate Bonds 80,000 units	87,479
Capital One Financial Corporation 6.75% Due 9/15/2017	Corporate Bonds 75,000 units	86,427
Delta Air Lines Inc. 6.821% Due 8/10/2022	Corporate Bonds 81,256 units	86,131
Federal Home Loan Mortgage Corporation Series 3117 Due 2/15/2036	Government Mortgage Backed Securities 98,354 units	85,400
United States Treasury Bonds Inflation Index 1.75% Due 1/15/2028	Index Linked Government Bonds 80,000 units	85,016
Federal Home Loan Mortgage Corporation Series 3117 Due 2/15/2036	Government Mortgage Backed Securities 97,077 units	84,784
Ginnie Mae Pool #535166 6.45% Due 1/15/2031	Government Mortgage Backed Securities 74,707 units	84,584
Tennessee Valley Authority Global Power Bond 2009 Series C 5.25% Due 9/15/2039	Government Bonds 80,000 units	84,577
Blackrock Inc. 6.25% Due 9/15/2017*	Corporate Bonds 75,000 units	84,427
First Horizon Pass-Through Series 2003-7 4.5% Due 9/25/2018	Collateralized Mortgage Obligations 82,218 units	84,391
HSBC Home Equity Loan Trust Series 2005-2 Due 1/20/2035	Asset Backed Securities 90,939 units	83,628
Federal Home Loan Mortgage Corporation Series 2611 Due 5/15/2033	Government Mortgage Backed Securities 75,286 units	83,501
MidAmerican Energy 5.3% Due 3/15/2018	Corporate Bonds 75,000 units	83,250
Kaupthing Bank 7.625% Due 12/31/2040	Corporate Bonds 310,000 units	82,925
BB&T Corporation 6.5% Due 8/01/2011	Corporate Bonds 80,000 units	82,571
Goldman Sachs 3.7% Due 8/01/2015	Corporate Bonds 81,000 units	82,532
Federal Home Loan Mortgage Corporation Floating Rate Due 4/15/2037	Government Mortgage Backed Securities 86,154 units	82,368
Macquarie Group Ltd. 7.3% Due 8/01/2014	Corporate Bonds 75,000 units	81,904
Nelnet Student Loan Trust Floating Rate Due 4/25/2024	Asset Backed Securities 80,000 units	81,880
Port Authority NY & NJ 5.647% Due 11/01/2040	Municipal/Provincial Bonds 85,000 units	81,424
Ginnie Mae 2002-41 Remic Trust Due 6/16/2032	Government Mortgage Backed Securities 448,881 units	81,294
Fannie Mae Preassign 00464 Due 1/25/2036	Government Mortgage Backed Securities 86,208 units	80,081
Federal Home Loan Mortgage Corporation Series 2650 Due 12/15/2032	Government Mortgage Backed Securities 87,302 units	78,513
Nomura Holdings Inc. 5% Due 3/04/2015	Corporate Bonds 75,000 units	78,194
Time Warner Cable 6.75% Due 6/15/2039	Corporate Bonds 70,000 units	77,313
Ginnie Mae 2003-112 Floating Rate Due 10/20/2032	Government Mortgage Backed Securities 500,000 units	76,876

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

Time Warner Entertainment 8.375% Due 7/15/2033	Corporate Bonds 60,000 units	75,719
Fannie Mae 6% Due 4/18/2036	Government Bonds 70,000 units	75,618
Fannie Mae Remic Trust 2010-43 Due 2/25/2025	Government Mortgage Backed Securities 873,676 units	74,788
Fannie Mae Remic Trust 2009-15 Variable Rate Due 3/25/2024	Government Mortgage Backed Securities 619,402 units	72,886
Federal Home Loan Mortgage Corporation Pool #B3-1151 6.5% Due 11/01/2031	Government Mortgage Backed Securities 66,372 units	71,669
Ginnie Mae 2010-014 Remic Pass-Through Due 6/16/2033	Government Mortgage Backed Securities 73,565 units	70,964
Fannie Mae Series 331 Variable Rate Due 2/01/2033	Government Mortgage Backed Securities 322,364 units	70,581
United States Treasury Bonds Inflation Index 2% Due 1/15/2026	Index Linked Government Bonds 60,000 units	70,200
Federal Home Loan Mortgage Corporation Pool 5.697% Due 4/1/2037	Government Mortgage Backed Securities 66,094 units	69,911
Ginnie Mae Pool #534544 6.45% Due 8/15/2030	Government Mortgage Backed Securities 61,197 units	69,287
Fannie Mae 2003-45 5.5% Due 6/25/2033	Government Mortgage Backed Securities 64,000 units	68,786
Rio Tinto Financial USA 3.5% Due 11/02/2020	Corporate Bonds 72,000 units	68,347
Ginnie Mae 2009-010 Remic Pass-Through Due 3/16/2034	Government Mortgage Backed Securities 569,009 units	67,387
Citigroup Inc. 6.375% Due 8/12/2014	Corporate Bonds 60,000 units	66,312
Federal Home Loan Mortgage Corporation Floating Rate Due 10/15/2040	Government Mortgage Backed Securities 403,990 units	66,050
Anheuser Busch Note 5.375% Due 1/15/2020	Corporate Bonds 60,000 units	65,015
Federal Home Loan Mortgage Corporation Series 3101 5.5% Due 1/15/2036	Government Mortgage Backed Securities 60,000 units	64,470
Fannie Mae Pool 5.5% Due 6/1/2036	Government Mortgage Backed Securities 59,612 units	64,256
Boeing Capital Corporation 4.7% Due 10/27/2019	Corporate Bonds 60,000 units	63,612
Fannie Mae Pool #563943 6.45% Due 1/01/2031	Government Mortgage Backed Securities 55,579 units	62,778
Fannie Mae Interest Strip Due 11/15/2021	Government Mortgage Backed Securities 100,000 units	62,618
Hewlett-Packard Company 6.125% Due 3/1/2014	Corporate Bonds 55,000 units	62,283
Countrywide Financial Corporation Notes 6.25% Due 5/15/2015*	Corporate Bonds 60,000 units	61,529
FPL Group Capital Inc. 7.875% Due 12/15/2015	Corporate Bonds 50,000 units	60,277
Fannie Mae Remic Trust 2006-21 5.5% Due 3/25/2029	Government Mortgage Backed Securities 56,082 units	59,088
News America Inc. 7.625% Due 11/30/2028	Corporate Bonds 50,000 units	58,267
PPG Industries Inc. 7.4% Due 8/15/2019	Corporate Bonds 50,000 units	58,064
Bear Stearns Commercial Mortgage Securities Inc. Series 2005-PWR9 4.871% Due 9/15/2015	Commercial Mortgage Backed Securities 55,000 units	57,940
PNC FDG Corporation Note 6.7% Due 6/10/2019	Corporate Bonds 50,000 units	57,567
Jeffries Group 8.5% Due 7/15/2019	Corporate Bonds 50,000 units	57,169
Cisco Systems Inc. 5.5% Due 2/22/2016	Corporate Bonds 50,000 units	57,056
Merrill Lynch Mortgage Trust Series 2005-LC1 Due 1/12/2044*	Commercial Mortgage Backed Securities 60,000 units	56,764
Union Pacific Corporation 5.75% Due 11/15/2017	Corporate Bonds 50,000 units	56,140
Freddie Mac Series 2643 Due 3/15/2032	Government Mortgage Backed Securities 36,152 units	56,066

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

Verizon Global 7.375% Due 9/1/2012	Corporate Bonds 50,000 units	55,204
Praxair Inc. 5.2% Due 3/15/2017	Corporate Bonds 50,000 units	55,092
Goldman Sachs Group Inc. 6.15% Due 4/01/2018	Corporate Bonds 50,000 units	55,060
Federal Home Loan Mortgage Corporation Series 3213 6% Due 9/15/2036	Government Mortgage Backed Securities 50,000 units	54,631
Dow Chemical Company 4.25% Due 11/15/2020	Corporate Bonds 57,000 units	54,600
Intuit Inc. 5.75% Due 3/15/2017	Corporate Bonds 50,000 units	54,510
Union Pacific Corporation 5.45% Due 1/31/2013	Corporate Bonds 50,000 units	54,008
Deutsche Bank 4.875% Due 5/20/2013	Corporate Bonds 50,000 units	53,611
Bunge Limited Finance Corporation 5.875% Due 5/15/2013	Corporate Bonds 50,000 units	53,529
AT&T Inc. 6.3% Due 1/15/2038	Corporate Bonds 50,000 units	52,747
Bank of New York Inc. 4.6% Due 1/15/2020	Corporate Bonds 50,000 units	52,464
Alberta Energy Ltd. 7.375% Due 11/01/2031	Corporate Bonds 45,000 units	51,703
American Municipal Power Ohio Inc. Rev. 7.499% Due 2/15/2050	Municipal/Provincial Bonds 50,000 units	51,390
Waste Management Inc. of Delaware 4.75% Due 6/20/2020	Corporate Bonds 50,000 units	51,267
Morgan Stanley 4.75% Due 4/1/2014	Corporate Bonds 50,000 units	51,201
Arrow Electronics Inc. 6% Due 4/1/2020	Corporate Bonds 50,000 units	51,060
New York Life Global Due 5/04/2015	Corporate Bonds 50,000 units	51,038
Lockheed Martin 4.25% Due 11/15/2019	Corporate Bonds 50,000 units	50,834
Bank of New York Inc. 2.95% Due 6/18/2015	Corporate Bonds 50,000 units	50,641
Federal Home Loan Mortgage Corporation Series 3171 Due 6/15/2036	Government Mortgage Backed Securities 60,064 units	50,516
SunTrust Banks Inc. 5.25% Due 11/05/2012	Corporate Bonds 47,000 units	49,501
Duke Capital Corporation 8% Due 10/01/2019	Corporate Bonds 40,000 units	48,730
CSX Corporation 6.25% Due 3/15/2018	Corporate Bonds 40,000 units	45,886
Fannie Mae 5% Due 3/25/2023	Government Mortgage Backed Securities 406,340 units	44,304
Dell Inc. 5.875% Due 6/15/2019	Corporate Bonds 40,000 units	43,767
Allstate Life 5.375% Due 4/30/2013	Corporate Bonds 40,000 units	43,558
Fannie Mae Remic Trust 1993-G17 Variable Rate Due 4/25/2023	Government Mortgage Backed Securities 198,824 units	43,315
Principal Life Inc. 5.3% Due 12/14/2012	Corporate Bonds 40,000 units	43,032
Telecom Italia Capital 6.999% Due 6/04/2018	Corporate Bonds 40,000 units	42,353
Pitney Bowes Inc. 5.875% Due 8/15/2014	Corporate Bonds 40,000 units	42,128
Commonwealth Bank of Australia 5.0% Due 10/15/2019	Corporate Bonds 40,000 units	41,869
Fannie Mae Pool #550387 6.45% Due 8/01/2030	Government Mortgage Backed Securities 37,011 units	41,805
BP Capital Markets PLC 3.875% Due 3/10/2015	Corporate Bonds 40,000 units	41,260
Wells Fargo & Company 5.3% Due 8/26/11	Corporate Bonds 40,000 units	41,228
Federal Home Loan Mortgage Corporation Pool #M30262 5% Due 3/1/2017	Government Mortgage Backed Securities 38,576 units	40,498
Delta Air Lines Inc. 4.95% Due 5/23/2019	Corporate Bonds 40,000 units	40,150
PNC FDG Corporation 5.25% Due 11/15/2015	Corporate Bonds 36,000 units	38,527
Ginnie Mae 2008-060 Remic Pass-Through 5.5% Due 7/20/2038	Government Mortgage Backed Securities 35,000 units	37,482
PNC FDG Corporation 5.625% Due 2/01/2017	Corporate Bonds 35,000 units	37,413
Time Warner Cable 8.25% Due 4/01/2019	Corporate Bonds 30,000 units	37,265
Federal Home Loan Mortgage Corporation Series 3058 0% Due 10/15/2035	Government Mortgage Backed Securities 39,461 units	36,874
CME Group Inc. 5.75% Due 2/01/2014	Corporate Bonds 33,000 units	36,539

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

Fannie Mae Remic Trust 1997-30 Due 5/18/2027	Government Mortgage Backed Securities 154,490 units	36,420
Ginnie Mae 2001-53 Remic Trust Due 10/20/2031	Government Mortgage Backed Securities 299,787 units	35,910
Fannie Mae 2009-18 Due 3/25/2024	Government Mortgage Backed Securities 307,637 units	35,575
Viacom Inc. 7.875% Due 7/30/2030	Corporate Bonds 30,000 units	35,421
Public Service Electric & Gas 2.7% Due 5/01/2015	Corporate Bonds 35,000 units	35,312
National Rural Utilities 10.375% Due 11/01/2018	Corporate Bonds 25,000 units	34,486
Fannie Mae Floating Rate 2007-88 Due 9/25/2037	Government Mortgage Backed Securities 237,435 units	34,291
Pacific Gas & Electric Company 5.625% Due 11/30/2017	Corporate Bonds 30,000 units	33,774
Georgia Power Company 4.75% Due 9/1/2040	Corporate Bonds 35,000 units	32,426
Dominion Resources Inc. 8.875% Due 1/15/2019	Corporate Bonds 25,000 units	32,393
Boeing Company 4.875% Due 11/15/2020	Corporate Bonds 30,000 units	32,295
N. W. Airlines Pass-Through Trust 1999-2 Mortgage .575% Due 3/01/2019	Asset Backed Securities 29,589 units	31,354
Jeffries Group 6.25% Due 1/15/2036	Corporate Bonds 35,000 units	31,353
US Bancorp 2% Due 6/14/2013	Corporate Bonds 30,000 units	30,447
Norfolk Southern 7.25% Due 2/15/2031	Corporate Bonds 25,000 units	29,934
Glitnir Banki HF Medium Term 6.375% Due 9/25/2012	Corporate Bonds 100,000 units	29,750
Xerox Corporation 6.75% Due 2/01/2017	Corporate Bonds 25,000 units	28,887
Verizon Communications Inc. 6.1% Due 4/15/2018	Corporate Bonds 25,000 units	28,398
Aquila Inc. Due 7/01/2012	Corporate Bonds 25,000 units	28,358
PepsiCo Inc. 7.9% Due 11/01/2018	Corporate Bonds 22,000 units	28,305
American Water Capital Corporation 6.085% Due 10/15/2017	Corporate Bonds 25,000 units	28,045
Electric Data Systems Inc. Step Coupon 6% Due 8/01/2013	Corporate Bonds 25,000 units	27,866
Jackson National Life 5.375% Due 5/08/2013	Corporate Bonds 25,000 units	26,817
CVS Caremark Corporation 6.125% Due 9/15/2039	Corporate Bonds 25,000 units	26,711
Public Service Company of Colorado 3.2% Due 11/15/2020	Corporate Bonds 28,000 units	26,401
Wells Fargo Mortgage Backed Securities Due 5/25/2033	Collateralized Mortgage Obligations 26,283 units	26,363
Berkshire Hathaway Inc. 5.75% Due 1/15/2040	Corporate Bonds 25,000 units	26,272
United Parcel Service Inc. 8.375% 4/01/2030	Corporate Bonds 20,000 units	25,658
Public Service Electric & Gas 5.375% Due 11/01/2039	Corporate Bonds 25,000 units	25,456
Elm Road Generating Station LLC Note 6.09% Due 2/11/2040	Corporate Bonds 25,000 units	25,448
Federal Home Loan Mortgage Corporation Series 3219 6% Due 4/15/2036	Government Mortgage Backed Securities 148,776 units	24,526
Fannie Mae Remic Series 2008-80 Due 9/25/2038	Government Mortgage Backed Securities 207,579 units	24,524
Philips Electronics Note 7.2% Due 6/01/2026	Corporate Bonds 20,000 units	23,893
Wisconsin Power & Light Company 6.375% Due 8/15/2037	Corporate Bonds 20,000 units	23,044
Ginnie Mae 2008-071 Remic Pass-Through Due 8/20/2038	Government Mortgage Backed Securities 203,772 units	22,911
General Mills Inc. 5.65% Due 2/15/2019	Corporate Bonds 20,000 units	22,265
Fannie Mae Remic Series 2009-9 Due 2/25/2024	Government Mortgage Backed Securities 171,536 units	22,253
Charles Schwab Corporation Note 4.95% Due 6/01/2014	Corporate Bonds 20,000 units	21,749
State Street Corporation 4.3% Due 5/30/2014	Corporate Bonds 20,000 units	21,398
American Water Capital Corporation 6.593% Due 10/15/2037	Corporate Bonds 20,000 units	21,373
Pitney Bowes Inc. 6.25% Due 3/15/2019	Corporate Bonds 20,000 units	21,316
Morgan Stanley Note 5.3% Due 3/01/2013	Corporate Bonds 20,000 units	21,312

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

CNA Financial Corporation 5.85% Due 12/15/2014	Corporate Bonds 20,000 units	21,101
Citigroup Inc. 5.875% Due 5/29/2037	Corporate Bonds 20,000 units	19,566
Fannie Mae Preassign 00470 Due 6/25/2033	Government Mortgage Backed Securities 96,787 units	18,690
Ginnie Mae 2003-076 Remic Pass-Through Due 9/20/2031	Government Mortgage Backed Securities 200,867 units	17,946
Ryder Systems Inc. 3.6% Due 3/16/2016	Corporate Bonds 18,000 units	17,945
United States Treasury Bonds Inflation Index 3.875% Due 4/15/2029	Index Linked Government Bonds 10,000 units	17,842
Berkshire Hathaway Inc. 2.45% Due 12/15/2015	Corporate Bonds 17,000 units	16,896
ACE INA Holdings Inc. 5.6% Due 5/15/2015	Corporate Bonds 15,000 units	16,529
Fannie Mae Remic Trust 2008-53 Variable Rate Due 7/25/2038	Government Mortgage Backed Securities 112,473 units	16,481
CNA Financial Corporation Note 5.875% Due 8/15/2020	Corporate Bonds 15,000 units	14,935
Federal Home Loan Mortgage Corporation Series 2326 6.5% Due 6/15/2031	Government Mortgage Backed Securities 12,871 units	14,782
Amerada Hess Corporation 7.875% Due 10/01/2029	Corporate Bonds 10,000 units	12,550
Shell International Finance BV 6.375% Due 12/15/2038	Corporate Bonds 10,000 units	11,852
Wal-Mart Stores Inc. 6.2% Due 4/15/2038	Corporate Bonds 10,000 units	11,384
Kroger Company 6.15% Due 1/15/2020	Corporate Bonds 10,000 units	11,332
News America Inc. 6.65% Due 11/15/2037	Corporate Bonds 10,000 units	11,076
Aon Corporation 3.5% Due 9/30/2015	Corporate Bonds 11,000 units	11,005
BAE Systems Holdings Inc. Note 5.2% Due 8/15/2015	Corporate Bonds 10,000 units	10,665
AT&T Inc. 6.4% Due 5/15/2038	Corporate Bonds 10,000 units	10,630
Kroger Company 5.4% Due 7/15/2040	Corporate Bonds 11,000 units	10,426
Rabobank Nederland 2.125% Due 10/13/2015	Corporate Bonds 10,000 units	9,671
Citigroup Inc. 6.125% Due 8/25/2036	Corporate Bonds 10,000 units	9,582
Bunge Limited Finance Corporation 8.5% Due 6/15/2019	Corporate Bonds 8,000 units	9,380
Bear Stearns Asset Backed Securities Trust Adjustable Rate Due 12/25/2033	Asset Backed Securities 10,397 units	9,296
Federal Home Loan Mortgage Corporation Preassign 00482 Due 3/15/2033	Government Mortgage Backed Securities 46,470 units	8,684
Shell International Finance 3.1% Due 6/28/2015	Corporate Bonds 7,000 units	7,189
Newell Rubbermaid 4.7% Due 8/15/2020	Corporate Bonds 7,000 units	6,944
Lehman Brothers Holdings Inc. Note 6.2% Due 9/26/2014	Corporate Bonds 30,000 units	6,938
Freddie Mac Series 2735 Floating Rate Due 1/15/2034	Government Mortgage Backed Securities 6,724 units	6,770
Residential Asset Mortgage Products Inc. Floating Rate Due 3/25/2033	Asset Backed Securities 2,703 units	1,945
Cash	Cash and Short Term Investments	1,208
Lehman Brothers Holdings Inc. Note 6.5% Due 7/19/2017	Corporate Bonds 180,000 units	18
Lehman Brothers Holdings Inc. 6.75% Due 12/28/2017	Corporate Bonds 130,000 units	13
Lehman Brothers Holdings Inc. Note 5.857%	Corporate Bonds 10,000 units	1

Total Fixed Income Asset Class			164,989,099

High Yield Asset Class:
Blackrock High Yield Bond Fund*	Mutual Fund 7,287,453 units	55,894,767
Northern Trust Collective Short Term Investment Fund*	Common Collective Trust 3,760,148 units	3,760,148

Total High Yield Asset Class			59,654,915

Inflation Protection Asset Class:
Vanguard Inflation Protected Fund	Mutual Fund 1,104,220 units	28,201,780

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

Northern Trust Collective TIPS Index Fund - Non-Lending*	Common Collective Trust 17,250 units	1,995,480

Total Inflation Protection Asset Class			30,197,260

International Value Asset Class:
Dodge & Cox International Fund	Mutual Fund 5,199,736 units	185,682,583
Northern Trust Collective EAFE Index Fund - Non-Lending*	Common Collective Trust 40,871 units	8,648,184

Total International Value Asset Class			194,330,767

International Growth Asset Class:
Northern Trust Collective EAFE Index Fund - Non-Lending*	Common Collective Trust 34,974 units	7,400,392
BHP Billiton PLC	Common Stock 82,280 shares	3,286,241
Rio Tinto	Common Stock 41,583 shares	2,920,910
British American Tobacco	Common Stock 61,751 shares	2,381,723
Lanxess AG	Common Stock 27,150 shares	2,152,604
Novo-Nordisk AS DKK1 Series B	Common Stock 18,960 shares	2,146,924
Komatsu	Common Stock 70,300 shares	2,129,673
UBS AG	Common Stock 122,103 shares	2,010,815
CNOOC Ltd.	Common Stock 824,000 shares	1,954,624
Anheuser-Busch Inbev NV	Common Stock 32,377 shares	1,859,034
Swatch Group	Common Stock 4,140 shares	1,851,252
Scheider Electric	Common Stock 12,300 shares	1,848,119
Volvo AB Series B	Common Stock 103,655 shares	1,827,070
Centrica	Common Stock 327,036 shares	1,697,871
Magna International Inc.	Common Stock 32,440 shares	1,686,880
Hitachi	Common Stock 312,000 shares	1,665,693
Fanuc Ltd.	Common Stock 10,100 shares	1,552,888
Atlas Copco AB Series A	Common Stock 58,790 shares	1,483,993
Tata Motors Ltd.	Common Stock 50,490 shares	1,481,377
Swire Pacific	Common Stock 89,000 shares	1,463,174
Assa Abloy Series B	Common Stock 51,870 shares	1,462,083
Banpu Public Company	Common Stock 55,550 shares	1,459,466
Enbridge Inc.	Common Stock 25,760 shares	1,458,778
WPP PLC	Common Stock 116,380 shares	1,438,551
Fuji Heavy Industries	Common Stock 180,000 shares	1,398,188
Barrick Gold Corporation	Common Stock 25,750 shares	1,369,385
Hongkong Land Holding	Common Stock 189,000 shares	1,364,580
SMC Corporation	Common Stock 7,900 shares	1,354,898
Anglo American	Common Stock 25,880 shares	1,351,512
Arm Holdings	Common Stock 203,220 shares	1,346,819
Exor Spa	Common Stock 40,660 shares	1,346,230
Swedbank AB Series A	Common Stock 96,170 shares	1,341,804
DnB NOR ASA	Common Stock 95,030 shares	1,339,003
Ping An Insurance Group H	Common Stock 119,500 shares	1,335,865
BASF SE	Common Stock 16,408 shares	1,314,126
Nestle SA	Common Stock 22,330 shares	1,311,627
Iluka Resources	Common Stock 136,690 shares	1,280,643
Isuzu Motors	Common Stock 274,000 shares	1,246,606
Stora Enso Oyj Series R	Common Stock 117,950 shares	1,216,042
Weir Group	Common Stock 43,600 shares	1,215,070

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

Petrofac	Common Stock 48,400 shares	1,202,588
Royal Dutch Shell A	Common Stock 35,450 shares	1,176,108
Banco Bradesco SA	Preferred Stock 58,358 shares	1,147,825
China Construction Bank H	Common Stock 1,257,000 shares	1,127,050
Singapore Airlines	Common Stock 94,000 shares	1,122,673
Sampo Oyj Series A	Common Stock 40,860 shares	1,099,056
Oriental Land Company Ltd.	Common Stock 11,700 shares	1,084,816
Arkema Eur10	Common Stock 14,990 shares	1,083,317
Credicorp Ltd.	Common Stock 8,780 shares	1,044,030
Lojas Renner SA	Common Stock 30,300 shares	1,029,470
Pacific Rubiales	Common Stock 29,890 shares	1,015,234
Oz Minerals Ltd.	Common Stock 550,030 shares	969,750
Tele2 AB Series B	Common Stock 46,260 shares	960,589
DeNA Company Ltd.	Common Stock 24,500 shares	879,650
Check Point Software Technologies	Common Stock 19,000 shares	878,940
ST Microelectronics	Common Stock 83,600 shares	867,957
Canadian National Railways	Common Stock 12,945 shares	864,390
Yangzijiang Shipbu	Common Stock 575,000 shares	857,305
CP ALL PLC	Common Stock 654,800 shares	852,576
Sandvik AB	Common Stock 43,270 shares	843,793
Aggreko	Common Stock 36,000 shares	835,306
Cash	Cash and Short Term Investments	826,857
P.T. Astra International	Common Stock 136,500 shares	826,423
Wynn Macau Ltd.	Common Stock 365,600 shares	818,334
Wacker Chemie	Common Stock 4,410 shares	772,660
China Yurun Food Group Ltd.	Common Stock 223,400 shares	734,259
Sanrio Company Ltd.	Common Stock 28,700 shares	673,400
Unicharm Corporation	Common Stock 16,800 shares	669,059
HSBC Holdings	Common Stock 65,450 shares	667,194
Zeon Corporation	Common Stock 77,000 shares	645,583
Dassault Systems	Common Stock 8,130 shares	615,362
ICL-Israel Chemicals	Common Stock 35,200 shares	604,607
Sina Corporation	Common Stock 8,680 shares	597,358
Gran Tierra Energy	Common Stock 59,075 shares	480,971
United Laboratories	Common Stock 220,000 shares	451,680
Air China Ltd. H	Common Stock 112,000 shares	125,779
Total International Growth Asset Class			102,204,482

Large Cap Growth Asset Class:
Northern Trust Collective Russell 1000 Growth Index Fund - Non-Lending*	Common Collective Trust 142,783 units	22,395,947
Apple Inc.	Common Stock 45,662 shares	14,728,734
Amazon.Com Inc.	Common Stock 41,460 shares	7,462,800
Google Inc. Class A	Common Stock 12,499 shares	7,424,031
Ford Motor Company	Common Stock 328,807 shares	5,520,670
Cummins Inc.	Common Stock 49,979 shares	5,498,190
Netapp Inc.	Common Stock 98,443 shares	5,410,427
Deere & Company	Common Stock 62,589 shares	5,198,016
American Express Company	Common Stock 107,767 shares	4,625,360

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

Cisco Systems Inc.	Common Stock 157,140 shares	4,619,524
Precision Castparts Corporation	Common Stock 32,339 shares	4,501,912
priceline.com Inc.	Common Stock 10,953 shares	4,376,271
Northern Trust Collective Short Term Investment Fund*	Common Collective Trust 186,311 units	4,088,334
F5 Networks Inc.	Common Stock 30,997 shares	4,034,570
Qualcomm Inc.	Common Stock 81,173 shares	4,017,252
Oracle Corporation	Common Stock 126,520 shares	3,960,076
Allergan Inc.	Common Stock 57,508 shares	3,949,074
Cognizant Technology Solutions Corporation Class A	Common Stock 51,128 shares	3,747,171
VMware Inc.	Common Stock 41,880 shares	3,723,551
Salesforce.com Inc.	Common Stock 27,632 shares	3,647,424
FMC Technologies Inc.	Common Stock 38,785 shares	3,448,374
National Oilwell Varco	Common Stock 46,921 shares	3,155,437
Schlumberger Ltd.	Common Stock 37,480 shares	3,129,580
Estee Lauder Companies Inc. Class A	Common Stock 37,851 shares	3,054,576
Jones Lang LaSalle Inc.	Common Stock 34,018 shares	2,854,791
Coca-Cola Company	Common Stock 42,790 shares	2,814,298
Eaton Corporation	Common Stock 27,496 shares	2,791,119
General Motors Company	Common Stock 73,921 shares	2,724,728
EMC Corporation	Common Stock 116,080 shares	2,658,232
Occidental Petroleum Corporation	Common Stock 26,890 shares	2,637,909
Perrigo Company	Common Stock 40,916 shares	2,591,210
American Tower Corporation Class A	Common Stock 46,360 shares	2,394,030
Dollar Tree Inc.	Common Stock 42,293 shares	2,371,791
Netflix Inc.	Common Stock 12,196 shares	2,142,837
Chipotle Mexican Grill Inc.	Common Stock 10,007 shares	2,128,089
Broadcom Corporation Class A	Common Stock 47,350 shares	2,062,093
Costco Wholesale Corporation	Common Stock 27,040 shares	1,952,558
Halliburton Company	Common Stock 46,880 shares	1,914,110
Agilent Technologies Inc.	Common Stock 46,020 shares	1,906,609
Discovery Communications Inc.	Common Stock 45,455 shares	1,895,474
Emerson Electric Company	Common Stock 32,470 shares	1,856,310
Red Hat Inc.	Common Stock 40,573 shares	1,852,157
Microsoft Corporation	Common Stock 65,720 shares	1,834,902
Freeport-McMoRan Copper & Gold Inc.	Common Stock 15,060 shares	1,808,555
FedEx Corporation	Common Stock 19,230 shares	1,788,582
Varian Medical Systems Inc.	Common Stock 25,220 shares	1,747,242
McDonald’s Corporation	Common Stock 22,240 shares	1,707,142
Alexion Pharmaceuticals Inc.	Common Stock 18,954 shares	1,526,745
Marriott International Inc.	Common Stock 36,180 shares	1,502,917
Intuit Inc.	Common Stock 29,430 shares	1,450,899
T Rowe Price Group Inc.	Common Stock 22,320 shares	1,440,533
Hewlett-Packard Company	Common Stock 34,110 shares	1,436,031
Paccar Inc.	Common Stock 24,670 shares	1,416,551
Target Corporation	Common Stock 22,840 shares	1,373,369
Acme Packet Inc.	Common Stock 25,752 shares	1,368,976
Check Point Software Technologies	Common Stock 28,910 shares	1,337,377
Juniper Networks Inc.	Common Stock 35,750 shares	1,319,890
International Business Machines Corporation	Common Stock 8,870 shares	1,301,761

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

Flowserve Corporation	Common Stock 10,770 shares	1,283,999
Celgene Corporation	Common Stock 21,310 shares	1,260,273
Mylan Inc.	Common Stock 58,978 shares	1,246,205
EQT Corporation	Common Stock 27,040 shares	1,212,474
AmerisourceBergen Corporation	Common Stock 35,100 shares	1,197,612
Walt Disney Company	Common Stock 31,900 shares	1,196,569
Cree Inc.	Common Stock 18,066 shares	1,190,369
IntercontinentalExchange, Inc.	Common Stock 9,960 shares	1,186,734
Rovi Corporation	Common Stock 19,100 shares	1,184,391
Autodesk Inc.	Common Stock 30,670 shares	1,171,594
Wells Fargo & Company	Common Stock 37,600 shares	1,165,224
Nike Inc. Class B	Common Stock 13,540 shares	1,156,587
Anheuser-Busch InBev NV	Common Stock 20,060 shares	1,145,225
Philip Morris International Inc.	Common Stock 19,430 shares	1,137,238
KLA-Tencor Corporation	Common Stock 29,030 shares	1,121,719
International Paper Company	Common Stock 40,870 shares	1,113,299
Scripps Networks Interactive Inc. Class A	Common Stock 21,310 shares	1,102,793
Mosaic Company	Common Stock 14,320 shares	1,093,475
Intel Corporation	Common Stock 51,810 shares	1,089,564
Cliffs Natural Resources Inc.	Common Stock 13,870 shares	1,081,999
W.W. Grainger Inc.	Common Stock 7,730 shares	1,067,590
Peabody Energy Corporation	Common Stock 16,660 shares	1,065,907
Praxair Inc.	Common Stock 11,090 shares	1,058,762
United Parcel Service Inc.	Common Stock 14,560 shares	1,056,765
Cardinal Health Inc.	Common Stock 27,420 shares	1,050,460
MetLife Inc.	Common Stock 23,560 shares	1,047,006
Whole Foods Market Inc.	Common Stock 20,660 shares	1,045,189
Concho Resources Inc.	Common Stock 11,920 shares	1,045,026
PPG Industries Inc.	Common Stock 12,420 shares	1,044,149
Chevron Corporation	Common Stock 11,370 shares	1,037,513
Abbott Laboratories	Common Stock 21,630 shares	1,036,293
Exxon Mobil Corporation	Common Stock 14,070 shares	1,028,798
Omnicom Group Inc.	Common Stock 22,460 shares	1,028,668
Joy Global Inc.	Common Stock 11,770 shares	1,021,048
E.I. du Pont de Nemours & Company	Common Stock 20,420 shares	1,018,550
Goodrich Corporation	Common Stock 11,500 shares	1,012,805
Starbucks Corporation	Common Stock 31,250 shares	1,004,063
Family Dollar Stores Inc.	Common Stock 20,180 shares	1,003,148
Teradata Corporation	Common Stock 24,200 shares	996,072
Activision Blizzard Inc.	Common Stock 79,980 shares	994,951
Johnson Controls Inc.	Common Stock 25,980 shares	992,436
Dover Corporation	Common Stock 16,840 shares	984,298
Mattel Inc.	Common Stock 38,630 shares	982,361
Lazard Ltd. Class A	Common Stock 24,850 shares	981,327
Waters Corporation	Common Stock 12,620 shares	980,700
Hersey Company	Common Stock 20,730 shares	977,420
Ametek Inc.	Common Stock 24,735 shares	970,849
eBay Inc.	Common Stock 34,320 shares	955,126
Aflac Inc.	Common Stock 16,790 shares	947,460

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

Rockwell Automation	Common Stock 13,090 shares	938,684
DIRECTV Class A	Common Stock 23,390 shares	933,963
Wal-Mart Stores Inc.	Common Stock 17,140 shares	924,360
TJX Companies Inc.	Common Stock 20,570 shares	913,102
Colgate-Palmolive Company	Common Stock 11,220 shares	901,751
Cooper Industries PLC	Common Stock 15,330 shares	893,586
Visa Inc. Class A	Common Stock 12,590 shares	886,084
Coach Inc.	Common Stock 15,900 shares	879,429
Kohl’s Corporation	Common Stock 16,160 shares	878,134
McKesson Corporation	Common Stock 12,370 shares	870,601
Marvell Technology Group	Common Stock 45,930 shares	852,002
Goldcorp Inc.	Common Stock 18,470 shares	849,251
Coca-Cola Enterprises Inc.	Common Stock 33,270 shares	832,748
Expeditors International of Washington Inc.	Common Stock 15,160 shares	827,736
Eli Lilly & Company	Common Stock 23,560 shares	825,542
Cognizant Technology Solutions Corporation Class A	Common Stock 11,030 shares	808,389
Xerox Corporation	Common Stock 70,140 shares	808,013
Hospira Inc.	Common Stock 14,280 shares	795,253
Norfolk Southern Corporation	Common Stock 12,370 shares	777,083
TRW Automotive Holdings Corporation	Common Stock 14,690 shares	774,163
Express Scripts Inc.	Common Stock 14,190 shares	766,970
FMC Corporation	Common Stock 9,440 shares	754,162
Shire PLC	Common Stock 10,330 shares	747,685
Franklin Resources Inc.	Common Stock 6,680 shares	742,883
H. J. Heinz	Common Stock 14,820 shares	732,997
Tiffany & Company	Common Stock 11,600 shares	722,332
CSX Corporation	Common Stock 10,690 shares	690,681
Walter Energy Inc.	Common Stock 5,300 shares	677,552
Limited Brands	Common Stock 21,960 shares	674,831
Teva Pharmaceuticals Industries Ltd.	Common Stock 12,550 shares	654,232
Noble Energy Inc.	Common Stock 6,810 shares	586,205
United Continental Holdings Inc.	Common Stock 23,590 shares	561,914
Resmed Inc.	Common Stock 14,030 shares	485,999
Church & Dwight Inc.	Common Stock 6,760 shares	466,575
Blackrock Inc.*	Common Stock 2,440 shares	465,015
Bed Bath & Beyond Inc.	Common Stock 8,810 shares	433,012
Charles Schwab Corporation	Common Stock 13,500 shares	230,985

Total Large Cap Growth Asset Class			281,963,105

Large Cap Index Asset Class:
Blackrock Equity Index Fund F*	Common Collective Trust 19,768,721 units	399,130,479
Northern Trust Collective S&P 500 Equity Index Fund*	Common Collective Trust 6,670 units	24,766,270

Total Large Cap Index Asset Class			423,896,749

Large Cap Value Asset Class:
Northern Trust Collective Short Term Investment Fund*	Common Collective Trust 6,203,887 units	6,203,887
Northern Trust Collective Russell 1000 Value Index Fund - Non-Lending *	Common Collective Trust 39,035 units	6,184,215
JP Morgan Chase & Company	Common Stock 56,212 shares	2,384,513

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

General Electric Company	Common Stock 128,258 shares	2,345,839
Exxon Mobil Corporation	Common Stock 29,889 shares	2,185,484
Schlumberger Ltd.	Common Stock 24,082 shares	2,010,847
Oracle Corporation	Common Stock 58,275 shares	1,824,008
Wells Fargo & Company	Common Stock 56,196 shares	1,741,514
Bank of America Corporation*	Common Stock 128,155 shares	1,709,588
Comcast Corporation Class A	Common Stock 76,431 shares	1,679,189
Hess Corporation	Common Stock 20,891 shares	1,598,997
PNC Financial Services Group	Common Stock 25,310 shares	1,536,823
Northrop Grumman Corporation	Common Stock 23,383 shares	1,514,751
El Paso Corporation	Common Stock 109,723 shares	1,509,788
Total SA	Common Stock 28,020 shares	1,498,510
AT&T Inc.	Common Stock 50,734 shares	1,490,565
State Street Corporation	Common Stock 32,165 shares	1,490,526
Ameriprise Financial Inc.	Common Stock 25,765 shares	1,482,776
PepsiCo Inc.	Common Stock 21,794 shares	1,423,802
Citigroup Inc.	Common Stock 299,558 shares	1,416,909
Covidien PLC	Common Stock 30,945 shares	1,412,949
Vodafone Group PLC	Common Stock 51,350 shares	1,357,181
Siemens AG	Common Stock 10,731 shares	1,333,327
Air Products & Chemical Inc.	Common Stock 14,584 shares	1,326,415
Legg Mason Inc.	Common Stock 36,407 shares	1,320,482
Chevron Corporation	Common Stock 14,410 shares	1,314,913
Merck & Company Inc.	Common Stock 35,674 shares	1,285,691
Pfizer Inc.	Common Stock 72,927 shares	1,276,952
Applied Materials Inc.	Common Stock 89,338 shares	1,255,199
UnitedHealth Group Inc.	Common Stock 34,739 shares	1,254,425
Medtronic Inc.	Common Stock 33,416 shares	1,239,399
Sanofi-Aventis	Common Stock 36,969 shares	1,191,511
CenturyTel Inc.	Common Stock 25,349 shares	1,170,363
Honeywell International Inc.	Common Stock 21,667 shares	1,151,818
CVS Caremark Corporation	Common Stock 32,947 shares	1,145,567
Coca-Cola Enterprises Inc.	Common Stock 45,416 shares	1,136,762
Consol Energy Inc.	Common Stock 23,212 shares	1,131,353
Travelers Companies Inc.	Common Stock 20,201 shares	1,125,398
US Bancorp	Common Stock 41,491 shares	1,119,012
Cisco Systems Inc.	Common Stock 55,151 shares	1,115,705
Discover Financial Services	Common Stock 59,966 shares	1,111,170
Procter & Gamble Company	Common Stock 16,873 shares	1,085,440
Weyerhaeuser Company	Common Stock 56,818 shares	1,075,565
Bank of New York Mellon Corporation	Common Stock 34,682 shares	1,047,396
Bristol-Myers Squibb Company	Common Stock 39,448 shares	1,044,583
Norfolk Southern Corporation	Common Stock 16,505 shares	1,036,844
Owens-Illinois Inc.	Common Stock 33,670 shares	1,033,669
Unum Group	Common Stock 41,754 shares	1,011,282
MetLife Inc.	Common Stock 22,648 shares	1,006,477
Fifth Third Bancorp	Common Stock 68,351 shares	1,003,393
Johnson Controls Inc.	Common Stock 26,042 shares	994,804
Public Service Enterprise Group Inc.	Common Stock 31,257 shares	994,285

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

eBay Inc.	Common Stock 35,194 shares	979,449
Conagra Foods Inc.	Common Stock 43,009 shares	971,143
Calpine Corporation	Common Stock 72,391 shares	965,696
Lowe’s Companies Inc.	Common Stock 38,490 shares	965,329
Kellogg Company	Common Stock 18,768 shares	958,669
PPL Corporation	Common Stock 36,352 shares	956,785
Omnicom Group Inc.	Common Stock 20,005 shares	916,229
CBS Corporation Class B	Common Stock 46,926 shares	893,940
Harman International Industries Inc.	Common Stock 18,569 shares	859,745
Viacom Inc. Class B	Common Stock 21,551 shares	853,635
Stanley Black & Decker Inc.	Common Stock 12,728 shares	851,121
Gap Inc.	Common Stock 37,917 shares	839,482
Estee Lauder Companies Inc. Class A	Common Stock 10,395 shares	838,877
Foster Wheeler Ltd.	Common Stock 22,665 shares	782,396
ABB Ltd.	Common Stock 34,481 shares	774,098
AOL Inc.	Common Stock 30,422 shares	721,306
Alere Inc.	Common Stock 18,740 shares	685,884
DIRECTV Class A	Common Stock 17,076 shares	681,845
Hewlett-Packard Company	Common Stock 15,569 shares	655,455
General Motors Company	Common Stock 15,774 shares	581,430
Vulcan Materials Company	Common Stock 12,962 shares	574,994
Goodyear Tire & Rubber Company	Common Stock 40,508 shares	480,020

Total Large Cap Value Asset Class			98,129,389

Real Estate Investment Trust (REIT) Asset Class:
Vanguard Specialized Portfolios REIT Index Fund Institutional Class	Mutual Fund 4,256,432 units	51,673,083
Northern Trust Collective Short Term Investment Fund*	Common Collective Trust 3,892,936 units	3,892,936

Total Real Estate Investment Trust (REIT) Asset Class			55,566,019

Participant Self-Directed Accounts	Various Investments		115,962,873

Small-Mid Cap Growth Asset Class:
Northern Trust Collective Russell 2000 Growth Index Fund - Non-Lending*	Common Collective Trust 16,224 units	2,463,832
Skyworks Solutions Inc.	Common Stock 58,803 shares	1,683,530
Roper Industries Inc.	Common Stock 14,419 shares	1,102,044
Riverbed Technology Inc.	Common Stock 27,300 shares	960,141
Rovi Corporation	Common Stock 13,367 shares	828,888
Reald Inc.	Common Stock 30,971 shares	802,768
Green Mountain Coffee Roasters	Common Stock 23,691 shares	778,486
Affiliated Managers Group Inc.	Common Stock 7,751 shares	769,054
Ametek Inc.	Common Stock 19,586 shares	768,751
United Natural Foods Inc.	Common Stock 20,106 shares	737,488
Entropic Communications Inc.	Common Stock 55,578 shares	671,382
Portfolio Recovery Associates Inc.	Common Stock 8,871 shares	667,099
Shutterfly Inc.	Common Stock 18,901 shares	662,102
Under Armor Inc.	Common Stock 11,644 shares	638,557
Rowan Companies Inc.	Common Stock 17,624 shares	615,254

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

Acme Packet Inc.	Common Stock 11,123 shares	591,299
Transdigm Group Inc.	Common Stock 8,168 shares	588,178
SBA Communications Corporation Class A	Common Stock 13,872 shares	567,920
LogMeIn Inc.	Common Stock 12,562 shares	556,999
Ultimate Software Group Inc.	Common Stock 11,078 shares	538,723
Cooper Companies Inc.	Common Stock 9,472 shares	533,652
Cargo Ceramics Inc.	Common Stock 5,068 shares	524,741
MSCI Inc. Class A	Common Stock 13,397 shares	521,947
Martin Marietta Materials Inc.	Common Stock 5,500 shares	507,320
Sothebys Holdings Inc. Class A	Common Stock 11,036 shares	496,620
Finisar Corporation	Common Stock 16,519 shares	490,449
IPC The Hospitalist Company Inc.	Common Stock 12,260 shares	478,263
Aruba Networks Inc.	Common Stock 22,883 shares	477,797
Vitamin Shoppe Inc.	Common Stock 14,028 shares	471,902
GSI Commerce Inc.	Common Stock 19,810 shares	459,592
Cavium Networks Inc.	Common Stock 11,913 shares	448,882
Monster Worldwide Inc.	Common Stock 18,678 shares	441,361
Atmel Corporation	Common Stock 35,798 shares	441,031
Chipotle Mexican Grill Inc.	Common Stock 2,054 shares	436,804
Robbins & Myers Inc.	Common Stock 12,150 shares	434,727
Wesco International Inc.	Common Stock 8,062 shares	425,674
HMS Holdings Corporation	Common Stock 6,549 shares	424,179
Gartner Inc.	Common Stock 12,758 shares	423,566
Verifone Systems Inc.	Common Stock 10,639 shares	410,240
Brigham Exploration Company	Common Stock 14,940 shares	406,966
SXC Health Solutions Corporation	Common Stock 9,368 shares	401,512
BE Aerospace Inc.	Common Stock 10,465 shares	387,519
Esco Technologies Inc.	Common Stock 10,212 shares	386,422
Zoll Medical Corporation	Common Stock 10,173 shares	378,741
Lufkin Industries Inc.	Common Stock 5,997 shares	374,153
Air Methods Corporation	Common Stock 6,644 shares	373,858
CB Richard Ellis Group Inc. Class A	Common Stock 18,226 shares	373,268
Home Inns & Hotels Management Inc.	Common Stock 9,005 shares	368,845
Netlogic Microsystems Inc.	Common Stock 11,742 shares	368,816
Lululemon Athletica Inc.	Common Stock 5,171 shares	353,800
Acuity Brands Inc	Common Stock 6,083 shares	350,807
Fossil Inc.	Common Stock 4,881 shares	344,013
Forest Oil Corporation	Common Stock 8,884 shares	337,325
Graftech International Ltd.	Common Stock 16,688 shares	331,090
Andigics Inc.	Common Stock 47,773 shares	331,067
OpenTable Inc.	Common Stock 4,678 shares	329,705
AthenaHealth Inc.	Common Stock 7,952 shares	325,873
Cinemark Holdings Inc.	Common Stock 18,622 shares	321,043
Albemarle Corporation	Common Stock 5,720 shares	319,062
Netsuite Inc.	Common Stock 12,621 shares	315,525
Emulex Corporation	Common Stock 25,695 shares	299,604
Northern Oil & Gas Inc.	Common Stock 10,878 shares	295,990
Ulta Salon Cometics & Fragrance Inc	Common Stock 8,701 shares	295,834
VanceInfo Technologies Inc.	Common Stock 8,445 shares	291,690

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

Northern Trust Collective Short Term Investment Fund*	Common Collective Trust 288,594 units	288,594
Oasis Petroleum Inc.	Common Stock 10,547 shares	286,035
Higher One Holdings Inc.	Common Stock 14,076 shares	284,757
Hub Group Inc. Class A	Common Stock 8,065 shares	283,404
Tenneco Inc.	Common Stock 6,870 shares	282,769
Astec Industries Inc.	Common Stock 8,717 shares	282,518
Synchronoss Technologies Inc.	Common Stock 10,462 shares	279,440
SuccessFactors Inc.	Common Stock 9,549 shares	276,539
Triumph Group Inc.	Common Stock 2,960 shares	264,654
WebMD Health Corporation	Common Stock 5,119 shares	261,376
Polypore International Inc.	Common Stock 6,393 shares	260,387
Steven Madden Ltd.	Common Stock 6,227 shares	259,790
Constant Contact Inc.	Common Stock 8,194 shares	253,932
Hibbett Sports Inc.	Common Stock 6,880 shares	253,872
Perkinelmer Inc.	Common Stock 9,531 shares	246,090
MICROS Systems Inc.	Common Stock 5,557 shares	243,730
NxStage Medical Inc.	Common Stock 9,555 shares	237,728
Heico Corporation	Common Stock 4,636 shares	236,575
Igate Corporation	Common Stock 11,228 shares	221,304
American Superconductor Corporation	Common Stock 7,561 shares	216,169
Blackboard Inc.	Common Stock 5,006 shares	206,748
IDEX Corporation	Common Stock 4,868 shares	190,436
Triquint Semiconductor Inc.	Common Stock 16,280 shares	190,313
Fresh Market Inc.	Common Stock 4,495 shares	185,194
51job Inc.	Common Stock 3,746 shares	184,491
Nu Skin Enterprises Inc. Class A	Common Stock 5,520 shares	167,035
Advisory Board Company	Common Stock 3,237 shares	154,178
Total Small-Mid Cap Growth Asset Class			41,001,828

Small-Mid Cap Value Asset Class:
Northern Trust Collective Russell 2000 Value Index Fund - Non-Lending*	Common Collective Trust 129,284 units	19,473,575
Northern Trust Collective Short Term Investment Fund*	Common Collective Trust 10,999,806 units	10,999,806
Griffon Corporation	Common Stock 276,050 shares	3,516,877
CA Inc.	Common Stock 141,800 shares	3,465,592
Valassis Communications Inc.	Common Stock 106,300 shares	3,438,805
Elizabeth Arden Inc.	Common Stock 148,850 shares	3,425,039
Bob Evans Farms Inc.	Common Stock 102,600 shares	3,381,696
Globe Specialty Metals Inc.	Common Stock 193,650 shares	3,309,479
Con-Way Inc.	Common Stock 80,700 shares	2,951,199
Gap Inc.	Common Stock 130,000 shares	2,878,200
Graftech International Ltd.	Common Stock 143,600 shares	2,849,024
Arrow Electronics Inc.	Common Stock 80,350 shares	2,751,988
Teradyne Inc.	Common Stock 195,300 shares	2,742,012
MI Developments Inc.	Common Stock 99,100 shares	2,685,610
Celanese Corporation Series A	Common Stock 65,100 shares	2,680,167
Avnet Inc.	Common Stock 80,000 shares	2,642,400
The Jones Group Inc.	Common Stock 166,800 shares	2,592,072
Coherent Inc.	Common Stock 55,350 shares	2,498,499

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

Hormel Foods Corporation	Common Stock 47,600 shares	2,439,976
MDC Partners Inc. Class A	Common Stock 141,100 shares	2,436,797
Portland General Electric Company	Common Stock 109,200 shares	2,369,640
Brocade Communications Systems Inc.	Common Stock 439,650 shares	2,325,749
Valeant Pharmaceuticals International Inc.	Common Stock 82,100 shares	2,322,609
Geo Group Inc.	Common Stock 93,000 shares	2,293,380
Circor International Inc.	Common Stock 53,550 shares	2,264,094
Kinetic Concepts Inc.	Common Stock 53,400 shares	2,236,392
XL Group PLC	Common Stock 102,400 shares	2,234,368
Edison International	Common Stock 57,800 shares	2,231,080
Northgate Minerals Corporation	Common Stock 681,600 shares	2,181,120
Safeway Inc.	Common Stock 96,100 shares	2,161,289
Belden Inc.	Common Stock 58,650 shares	2,159,493
Meadowbrook Insurance Group Inc.	Common Stock 205,300 shares	2,104,325
Cobalt International Energy Inc.	Common Stock 170,800 shares	2,085,468
Forestar Group Inc.	Common Stock 107,600 shares	2,076,680
Tyco Electronics Ltd.	Common Stock 58,500 shares	2,070,900
Denbury Resources Inc.	Common Stock 104,700 shares	1,998,723
Stancorp Financial Group Inc.	Common Stock 43,900 shares	1,981,646
Western Alliance Bancorporation	Common Stock 261,150 shares	1,922,064
Manpower Inc.	Common Stock 29,800 shares	1,870,248
Chiquita Brands International Inc.	Common Stock 132,400 shares	1,856,248
Great Plains Energy Inc.	Common Stock 95,300 shares	1,847,867
SM Energy Company	Common Stock 31,350 shares	1,847,456
Acergy SA	Common Stock 75,350 shares	1,834,019
Reliance Steel & Aluminum Company	Common Stock 35,350 shares	1,806,385
Regions Financial Corporation	Common Stock 257,500 shares	1,802,500
RehabCare Group Inc.	Common Stock 75,900 shares	1,798,830
Keycorp	Common Stock 202,600 shares	1,793,010
People’s United Financial Inc.	Common Stock 127,700 shares	1,789,077
Reinsurance Group of America Inc.	Common Stock 32,950 shares	1,769,745
King Pharmaceuticals Inc.	Common Stock 122,400 shares	1,719,720
Discover Financial Services	Common Stock 92,400 shares	1,712,172
Texas Capital Bancshares Inc.	Common Stock 80,000 shares	1,701,600
NXP Semiconductors	Common Stock 81,100 shares	1,697,423
Treehouse Foods Inc.	Common Stock 32,750 shares	1,673,198
Temple-Inland Inc.	Common Stock 78,550 shares	1,668,402
Gardner Denver Inc.	Common Stock 24,200 shares	1,665,444
Super Valu Inc.	Common Stock 172,900 shares	1,665,027
CNO Financial Group Inc.	Common Stock 243,800 shares	1,652,964
Genworth Financial Inc. Class A	Common Stock 124,000 shares	1,629,360
Rent-A-Center Inc.	Common Stock 50,400 shares	1,626,912
Sun Trust Banks Inc.	Common Stock 55,100 shares	1,626,001
Scorpio Tankers Inc.	Common Stock 157,900 shares	1,596,369
FTI Consulting Inc.	Common Stock 41,500 shares	1,547,120
Aurizon Mines Ltd.	Common Stock 208,700 shares	1,527,684
Stone Energy Corporation	Common Stock 66,800 shares	1,488,972
PHH Corporation	Common Stock 63,100 shares	1,460,765
Allied World Assurance Company Holdings	Common Stock 23,850 shares	1,417,644

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

Inverness Medical Innovations Inc.	Common Stock 38,400 shares	1,405,440
Aegean Marine Petroleum Network Inc.	Common Stock 133,400 shares	1,391,362
Fifth Third Bancorp	Common Stock 94,500 shares	1,387,260
J.C. Penney Company Inc.	Common Stock 42,600 shares	1,376,406
ON Semiconductor Corporation	Common Stock 139,100 shares	1,374,308
Northwest Bancshares Inc.	Common Stock 115,650 shares	1,360,044
Harsco Corporation	Common Stock 45,900 shares	1,299,888
Cathay General Bancorp Inc.	Common Stock 74,500 shares	1,244,150
Orbital Sciences Corporation	Common Stock 72,350 shares	1,239,356
Arris Group Inc.	Common Stock 110,000 shares	1,234,200
Goodyear Tire & Rubber Company	Common Stock 104,100 shares	1,233,585
Intrepid Potash Inc.	Common Stock 32,550 shares	1,213,790
Del Monte Foods Company	Common Stock 63,700 shares	1,197,560
Hanover Insurance Group Inc.	Common Stock 25,250 shares	1,179,680
Hartford Financial Services Group Inc.	Common Stock 44,100 shares	1,168,209
ICU Medical Inc.	Common Stock 31,900 shares	1,164,350
Wausau Paper Corporation	Common Stock 134,783 shares	1,160,482
Digital River Inc.	Common Stock 33,300 shares	1,146,186
Aspen Insurance Holdings	Common Stock 38,100 shares	1,090,422
Allstate Corporation	Common Stock 32,000 shares	1,020,160
Embraer SA	Common Stock 34,300 shares	1,008,420
Delphi Financial Group Inc. Class A	Common Stock 34,800 shares	1,003,632
Wabash National Corporation	Common Stock 83,100 shares	984,735
Wesco International Inc.	Common Stock 18,650 shares	984,720
Royal Gold Inc.	Common Stock 18,000 shares	983,340
Digi International Inc.	Common Stock 87,500 shares	971,250
Middleby Corporation	Common Stock 11,500 shares	970,830
Swift Transportation Company Class A	Common Stock 76,800 shares	960,768
Libbey Inc.	Common Stock 62,000 shares	959,140
Assisted Living Concepts Inc. Class A	Common Stock 29,300 shares	953,129
FBR Capital Markets Corporation	Common Stock 249,000 shares	951,180
Aeroflex Holding Corporation	Common Stock 56,400 shares	927,780
Tutor Perini Corporation	Common Stock 41,400 shares	886,374
Boston Private Financial Holdings Inc.	Common Stock 134,000 shares	877,700
Timken Company	Common Stock 18,350 shares	875,846
Petroquest Energy Inc.	Common Stock 114,200 shares	859,926
Assurant Inc.	Common Stock 21,800 shares	839,736
CDC Software Corporation	Common Stock 132,800 shares	833,984
Validus Holding Ltd.	Common Stock 27,200 shares	832,592
Capital One Financial Corporation	Common Stock 19,500 shares	829,920
Radian Group Inc.	Common Stock 98,900 shares	798,123
Hackett Group Inc.	Common Stock 223,200 shares	783,432
Viewpoint Financial Group Inc.	Common Stock 66,540 shares	777,853
Highwoods Properties Inc.	Common Stock 24,300 shares	773,955
Lorillard Inc.	Common Stock 9,300 shares	763,158
Teleflex Inc.	Common Stock 14,100 shares	758,721
Accuray Inc.	Common Stock 112,300 shares	758,025
Penske Automotive Group Inc.	Common Stock 42,800 shares	745,576
Willis Group Holdings	Common Stock 21,350 shares	739,351

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

WSFS Financial Corporation	Common Stock 15,500 shares	735,320
National Penn Bancshares Inc.	Common Stock 91,300 shares	733,139
Airtran Holdings Inc.	Common Stock 99,000 shares	731,610
Nelnet Inc. Class A	Common Stock 30,700 shares	727,283
SCBT Financial Corporation	Common Stock 22,000 shares	720,500
Ciber Inc.	Common Stock 153,600 shares	718,848
Home Bancshares Inc.	Common Stock 32,550 shares	717,077
National Semiconductor Corporation	Common Stock 51,900 shares	714,144
Brown Shoe Company Inc.	Common Stock 51,200 shares	713,216
Maiden Holdings Ltd.	Common Stock 89,100 shares	700,326
Packaging Corporation of America	Common Stock 26,450 shares	683,468
Matrix Service Company	Common Stock 55,500 shares	675,990
Synovus Financial Corporation	Common Stock 255,500 shares	674,520
Beacon Roofing Supply Inc.	Common Stock 36,900 shares	659,403
Washington Real Estate Investment Trust	Common Stock 20,400 shares	632,196
Alterra Capital Holdings Inc.	Common Stock 28,600 shares	618,904
Campus Crest Communities Inc.	Common Stock 44,100 shares	618,282
Starwood Property Trust Inc.	Common Stock 28,700 shares	616,476
Providence Service Corporation	Common Stock 38,100 shares	612,267
Celadon Group Inc.	Common Stock 41,200 shares	609,348
Chimera Investment Corporation	Common Stock 140,700 shares	578,277
Magna International Inc. Class A	Common Stock 11,000 shares	572,000
First Horizon National Corporation	Common Stock 48,500 shares	571,330
UIL Corporation	Common Stock 19,000 shares	569,240
Simmons First National Corporation Class A	Common Stock 19,500 shares	555,750
Casual Male Retail Group Inc.	Common Stock 116,100 shares	550,314
Renasant Corporation	Common Stock 32,000 shares	541,120
Colbs Mckinnon Corporation NY	Common Stock 26,000 shares	528,320
Interpublic Group Companies Inc.	Common Stock 49,600 shares	526,752
Bancorp Rhode Island Inc.	Common Stock 18,000 shares	523,620
THL Credit Inc.	Common Stock 40,100 shares	521,701
Medical Action Industries Inc.	Common Stock 54,090 shares	518,182
American Campus Communities Inc.	Common Stock 16,100 shares	511,336
RTI International Metals Inc.	Common Stock 18,600 shares	501,828
Newpark Resources Inc.	Common Stock 81,200 shares	500,192
Stealthgas Inc.	Common Stock 62,300 shares	496,531
Goodrich Petroleum Corporation	Common Stock 26,600 shares	469,224
Plantronics Inc.	Common Stock 12,100 shares	450,362
Lakeland Industries Inc.	Common Stock 49,400 shares	432,250
Chatham Lodging Trust	Common Stock 25,000 shares	431,250
Generac Holdings Inc.	Common Stock 26,600 shares	430,122
Stifel Financial Corporation	Common Stock 6,724 shares	417,157
Terex Corporation	Common Stock 13,400 shares	415,936
Trinity Industries Inc.	Common Stock 15,600 shares	415,116
Exactech Inc.	Common Stock 22,000 shares	414,040
Dole Food Company Inc.	Common Stock 30,400 shares	410,704
Novell Inc.	Common Stock 69,200 shares	409,664
Approach Resources Inc.	Common Stock 17,300 shares	399,630
PPL Corporation	Common Stock 14,700 shares	386,904

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value

America’s Car-Mart Inc.	Common Stock 14,200 shares	384,536
Harley Davidson	Common Stock 11,000 shares	381,370
Zimmer Holdings Inc.	Common Stock 7,100 shares	381,128
Pool Corporation	Common Stock 16,900 shares	380,926
Neutral Tandem Inc.	Common Stock 26,000 shares	375,440
Zoran Corporation	Common Stock 42,300 shares	372,240
Symantec Corporation	Common Stock 22,000 shares	368,280
Alliant Techsystems Inc.	Common Stock 4,800 shares	357,264
Shoe Carnival Inc.	Common Stock 13,200 shares	356,400
PPG Industries Inc.	Common Stock 4,200 shares	353,094
Lifepoint Hospitals Inc.	Common Stock 9,500 shares	349,125
California Water Service Group	Common Stock 9,300 shares	346,611
Dupont Fabros Technical Inc. REIT	Common Stock 16,200 shares	344,574
Granite Construction Inc.	Common Stock 12,400 shares	340,132
Nicor Inc.	Common Stock 6,800 shares	339,456
Vectren Corporation	Common Stock 13,300 shares	337,554
Mantech International Corporation Class A	Common Stock 8,100 shares	334,773
Essa Bancorp Inc.	Common Stock 24,700 shares	326,534
RPM International Inc.	Common Stock 14,500 shares	320,450
United Financial Bancorp Inc.	Common Stock 20,500 shares	313,035
Home Federal Bancorp Inc.	Common Stock 25,300 shares	310,431
Kennedy-Wilson Holdings Inc.	Common Stock 30,100 shares	300,699
Encore Bancshares Inc.	Common Stock 26,200 shares	268,812
New Frontier Media Inc.	Common Stock 153,600 shares	262,656
Air Transport Services Group Inc.	Common Stock 31,200 shares	246,480
AMN Healthcare Services Inc.	Common Stock 37,000 shares	227,180
UGI Corporation	Common Stock 7,100 shares	224,218
Bridgepoint Education Inc.	Common Stock 10,600 shares	201,400
US Airways Group Inc.	Common Stock 19,300 shares	193,193
Graham Packaging Company Inc.	Common Stock 14,800 shares	192,992
Healthways Inc.	Common Stock 17,100 shares	190,836
Global Geophysical Services	Common Stock 18,300 shares	189,954
Delek US Holdings Inc.	Common Stock 25,900 shares	188,552
LECG Corporation	Common Stock 130,600 shares	180,228
Republic Airways Holdings Inc.	Common Stock 24,200 shares	177,144
Global Power Equipment Group Inc.	Common Stock 6,900 shares	160,080
Geomet Inc.	Common Stock 135,310 shares	155,607
Gomet Inc.	Convertible Equity 13,767 shares	142,488
Buckeye Technologies Inc.	Common Stock 6,300 shares	132,363
Westar Energy Inc.	Common Stock 5,200 shares	130,832
eResearch Technology Inc.	Common Stock 17,500 shares	128,625
Electronics For Imaging Inc.	Common Stock 6,400 shares	91,584
Mistras Group Inc.	Common Stock 6,300 shares	84,924
Great American Group Inc.	Common Stock 155,400 shares	76,146
Global Indemnity PLC	Common Stock 3,000 shares	61,350
Capitol Federal Financial Inc.	Common Stock 1,600 shares	19,056

Total Small-Mid Cap Value Asset Class			260,811,950

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Small-Mid Cap Index Asset Class:
Blackrock Extended Equity Market Fund F*	Common Collective Trust 4,735,096 units	136,228,720
Northern Trust Collective Extended Equity Market Index Fund - Lending*	Common Collective Trust 18,747 units	5,787,466

Total Small-Mid Cap Index Asset Class			142,016,186

Other:
BIF Money Fund	Cash and Short Term Investments		785,421

Notes Receivable from Participants*	Interest rates 4.25% - 11.00%		39,056,821

			$2,506,465,714

*	Indicates party-in-interest

Supplemental Schedule
Amgen Retirement and Savings Plan
EIN: 95-3540776 Plan: #001
December 31, 2010
Schedule H, line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

		Proceeds of
Identity of Issue	Description of Investment	Dispositions

Henkel AG & Company	Preferred Stock 34,800 shares	$1,976,906
Compass Group	Common Stock 207,430 shares	1,779,527
Air Liquide	Common Stock 13,184 shares	1,605,035
Oversea-Chinese Banking Corporation	Common Stock 213,830 shares	1,483,447
SAP AG	Common Stock 28,100 shares	1,461,626
Mitsui O.S.K. Lines	Common Stock 201,000 shares	1,310,966
SABMiller PLC	Common Stock 39,370 shares	1,252,221
Rolls Royce Group	Common Stock 130,510 shares	1,250,167
Canadian Natural Resources	Common Stock 30,600 shares	1,009,678
Wolseley	Common Stock 46,200 shares	972,172
Adecco SA	Common Stock 20,390 shares	966,752
Carnival PLC	Common Stock 27,270 shares	960,184
Rogers Communications Inc. Class B	Common Stock 26,200 shares	953,514
Tenaris SA	Common Stock 45,830 shares	942,285
Lloyds Banking Group Ltd.	Common Stock 803,600 shares	888,040
Central Japan Railway Company	Common Stock 117 shares	876,145
Nitto Denko Corporation	Common Stock 22,800 shares	869,283
Toronto-Dominion Bank	Common Stock 11,650 shares	853,417
Wesfarmers Ltd.	Common Stock 33,720 shares	851,540
Yamaha Motor Company	Common Stock 56,400 shares	828,529
China Mobile Ltd.	Common Stock 77,500 shares	776,888
Nidec Corporation	Common Stock 8,900 shares	763,565
BG Group PLC	Common Stock 44,720 shares	733,126
Yara International	Common Stock 20,300 shares	712,820
InterContinental Hotels Group	Common Stock 37,240 shares	665,527
Makita Corporation	Common Stock 20,600 shares	646,518
Mediaset SpA	Common Stock 111,090 shares	638,397
Alfa Laval AB	Common Stock 31,440 shares	550,420
Olympus Corporation	Common Stock 20,500 shares	543,809
Rhodia	Common Stock 20,280 shares	529,511
Bank of China Hong Kong Holdings	Common Stock 195,000 shares	449,292
Charoen Pok Foods	Common Stock 837,800 shares	445,334
Keyence Corporation	Common Stock 1,900 shares	421,373
NSK Ltd.	Common Stock 62,000 shares	401,281
Petrobakken Energy Company Class A	Common Stock 20,400 shares	376,280
Republic of Greece 6.1% Due 8/20/2015	Government Bonds 330,000 units	357,300
Incitec Pivot	Common Stock 138,400 shares	339,348
GE Commercial Mortgage Corporation Series 2007-C1 Pass-Through Due 12/10/2049	Commercial Mortgage Backed 230,000 units	213,918
Bank America Corporation 7.625% Due 6/1/2019*	Corporate Bonds 150,000 units	170,154
Lloyds TSB Bank PLC 4.375% Due 1/12/2015	Corporate Bonds 170,000 units	167,681
Bank of Tokyo-Mitsubishi UFJ 3.85% Due 1/22/2015	Corporate Bonds 150,000 units	152,940
Lloyds TSB Bank PLC 5.8% Due 1/13/2020	Corporate Bonds 140,000 units	136,049

Schedule H, line 4i – Schedule of Assets (Acquired and Disposed of Within Year) (continued)

		Proceeds of
Identity of Issue	Description of Investment	Dispositions

Merrill Lynch & Company Inc. Trust # 00642 6.05% Due 8/15/2012*	Corporate Bonds 120,000 units	128,028
Bank America Corporation 7.4% Due 1/15/2011*	Corporate Bonds 120,000 units	122,306
Avis Budget Group, Inc. 4.64% Due 5/20/2015	Asset Backed Securities 110,000 units	110,192
America Movil 5% Due 3/30/2020	Corporate Bonds 100,000 units	98,300
Santander US Debt, SA Unipersonal 3.724% Due 1/20/2015	Corporate Bonds 100,000 units	97,766
Indorama Ventures	Common Stock 78,800 shares	95,906
Ball Corporation 6.75% Due 9/15/2020	Corporate Bonds 70,000 units	71,505
Washington Mutual Mortgage Pass-Through Series 2007-0A Variable Rate	Collateralized Mortgage Obligations 111,694 units	64,224
Medtronic Inc. 4.45% Due 3/15/2020	Corporate Bonds 60,000 units	60,280
Anheuser-Busch InBev Due 4/15/2020	Corporate Bonds 50,000 units	50,168
Municipal Electric Authority of Georgia 6.637% Due 4/1/2057	Municipal/Provincial Bonds 50,000 units	49,450
Nisource Finance Corporation 10.75% Due 3/15/2016	Corporate Bonds 35,000 units	46,799
Northrop Grumman 7.75% Due 03/1/2016	Corporate Bonds 25,000 units	32,605
Municipal Electric Authority of Georgia 6.655% Due 4/1/2057	Municipal/Provincial Bonds 30,000 units	29,670
National Semiconductor 6.6% Due 6/15/2017	Corporate Bonds 20,000 units	21,630

*	Indicates party-in-interest

Amgen Retirement and Savings Plan
EIN: 95-3540776 Plan Number: #001
Schedule G, Part 1 – Schedule of Loans or Fixed Income Obligations in Default
or Classified as Uncollectible
December 31, 2010

			Detailed description of loan including dates
	Original		of making and maturity, interest rate, the
	amount of	Unpaid balance	type and value of collateral, any
	loan	at end of year	renegotiation of the loan and the terms of	Amount of
	(cost of	(fair value of	the renegotiation and other material items	Interest
Identity of Obligor	security)	security)	(description of fixed income obligation)	Overdue

Kaupthing Bank	$259,613	$82,925	Corporate bonds 310,000 units 7.625% due 12/31/2040	$47,725
Glitnir Banki HF	99,776	29,750	Corporate bonds 100,000 units 6.375% due 9/25/2012	12,750
Lehman Brothers Holdings Inc.	29,975	6,938	Corporate bonds 30,000 units 6.2% due 9/26/2014	1,860
Lehman Brothers Holdings Inc.	167,256	18	Corporate bonds 180,000 units 6.5% due 7/19/2017	23,400
Lehman Brothers Holdings Inc.	129,904	13	Corporate bonds 130,000 units 6.75% due 12/28/2017	21,938
Lehman Brothers Holdings Inc.	9,018	1	Corporate bonds 10,000 units 5.857% perpetual	1,464

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Amgen Retirement and Savings Plan (Name of Plan)
Date:	June 23, 2011	By:	/s/ JONATHAN M. PEACOCK

Jonathan M. Peacock Executive Vice President and Chief Financial Officer Amgen Inc.

AMGEN RETIREMENT AND SAVINGS PLAN
INDEX TO EXHIBIT

Consent of Independent Registered Public Accounting Firm	Exhibit 23.1